Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
dated as of June 23, 2014
among
WESTERN WORLD INSURANCE GROUP, INC.,
THE SHAREHOLDERS OF WESTERN WORLD INSURANCE GROUP, INC.,
VALIDUS SPECIALTY, INC.,
VALIDUS HOLDINGS, LTD.
(SOLELY FOR PURPOSES OF ARTICLE I, SECTION 5.08, SECTION 6.08, SECTION 9.03 AND ARTICLE XI)
and
ANDREW S. FRAZIER
(IN HIS CAPACITY AS THE SELLERS’ REPRESENTATIVE)

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS

Section 1.01.	Certain Defined Terms	2
ARTICLE II

PURCHASE AND SALE OF THE SHARES
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
ARTICLE VI

ADDITIONAL AGREEMENTS
ARTICLE VII

EMPLOYEE MATTERS

Section 7.01.	Employee Matters	55

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01.	Conditions to Obligations of Each Party	57
Section 8.02.	Conditions to Obligations of the Sellers and the Company	58
Section 8.03.	Conditions to Obligations of the Acquiror	58
ARTICLE IX

TERMINATION

Section 9.01.	Termination	59
Section 9.02.	Notice of Termination	60
Section 9.03.	Effect of Termination	60
ARTICLE X

INDEMNIFICATION

ARTICLE XI

GENERAL PROVISIONS

v

EXHIBITS, SCHEDULES AND ANNEXES

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Seller Expenses Escrow Agreement Term Sheet

SELLERS DISCLOSURE SCHEDULE

Section 1.01(a)	-	Knowledge of such Seller
Section 3.07	-	Affiliate Agreements

COMPANY DISCLOSURE SCHEDULE

Section 1.01(a)	-	Certain Liabilities
Section 1.01(b)	-	Directors’ Expenses and Fees
Section 1.01(c)	-	Knowledge of the Company
Section 2.08(d)(i)	-	Resigning Directors
Section 4.02(a)(i)	-	Capital Structure
Section 4.02(a)(ii)		SARs
Section 4.02(b)	-	Rights with Respect to Capital Stock; Dividends
Section 4.03	-	Governmental Approvals
Section 4.04	-	No Conflict
Section 4.05(a)	-	GAAP Financial Statements
Section 4.05(c)	-	Company Transaction Expenses, Affiliate Agreement Payments
Section 4.08	-	Compliance with Laws
Section 4.09	-	Governmental Permits
Section 4.10(a)	-	Owned Registered Intellectual Property
Section 4.11	-	Material Contracts
Section 4.12(a)	-	Benefit Plans
Section 4.12(d)	-	Change of Control Benefits
Section 4.14	-	Ceded Reinsurance
Section 4.15	-	Producers; Sales Practices
Section 4.16	-	Investment Assets
Section 4.18(b)	-	Real Property Lease
Section 4.24	-	Affiliate Agreements
Section 6.01	-	Conduct of Business
Section 6.05(f)	-	Form A Content Requirements
Section 6.06	-	Non-Terminating Affiliate Obligations and Arrangements
Section 7.01	-	Post-Closing Severance Benefits
Section 8.01(b)	-	Required Approvals

ACQUIROR DISCLOSURE SCHEDULE

Section 1.01(a)	-	Knowledge of the Acquiror
Section 5.02	-	Governmental Approvals

ANNEXES

Annex I	-	Sellers
Annex II	-	Transferred Subsidiaries

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of June 23, 2014, is entered into by and among Western World Insurance Group, Inc., a Delaware corporation (the “Company”), the shareholders of the Company set forth on Annex I hereto (each, a “Seller” and collectively, the “Sellers”), Validus Specialty, Inc., a Delaware corporation (the “Acquiror”), Validus Holdings, Ltd., a Bermuda exempted company (“Parent”) (solely with respect to Article I, Section 5.08, Section 6.08, Section 9.03 and Article XI) and Andrew S. Frazier (in his capacity as the Sellers’ Representative (as defined in Section 2.09(a))).
W I T N E S S E T H:
WHEREAS, the Sellers own all of the outstanding Capital Stock in the Company (collectively, the “Shares”);
WHEREAS, the Sellers desire to sell to the Acquiror, and the Acquiror desires to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth herein;
WHEREAS, Parent is the indirect parent entity of the Acquiror and has become party to this Agreement for the sole purpose of guaranteeing the performance by the Acquiror of its covenants and agreements under this Agreement in accordance with Section 6.08; and
WHEREAS, concurrently with the Closing of the transactions contemplated by this Agreement, (A) the Acquiror, the Sellers’ Representative and The Bank of New York Mellon (or such other bank mutually agreed by the Acquiror and the Sellers’ Representative), as the escrow agent (the “Escrow Agent”), will execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit A with such agreed changes thereto as may be reasonably required by the Escrow Agent and mutually agreed to by the Acquiror and the Sellers’ Representative (the “Escrow Agreement”) to hold a portion of the purchase price by the Escrow Agent for the purpose (and only for the purpose) of providing a source of funds for satisfying the Sellers’ indemnification obligations pursuant to Article X and any Shortfall Amount with respect to the purchase price determined pursuant to Section 2.07(b) and (B) the Sellers’ Representative (on behalf of itself and each of the Sellers) and The Bank of New York Mellon (or such other bank as may be selected by the Sellers’ Representative), as the escrow agent (the “Seller Expenses Escrow Agent”) will execute and deliver an agreement containing substantially the terms reflected in the term sheet attached hereto as Exhibit B and with such other terms as may be mutually agreed by the Seller Expenses Escrow Agent and the Sellers’ Representative (the “Seller Expenses Escrow Agreement”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below.
“2014 Bonus” has the meaning set forth in Section 7.01(e).
“Acquiror” has the meaning set forth in the Preamble.
“Acquiror Disclosure Schedule” has the meaning set forth in the first paragraph of Article V.
“Acquiror Indemnified Parties” has the meaning set forth in Section 10.02(a).
“Acquiror Material Adverse Effect” means a material impairment or delay of the ability of Parent or the Acquiror to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Acquiror Permits” has the meaning set forth in Section 5.07(e).
“Acquiror Specified Representations” means the representations and warranties made in Sections 5.01, 5.05, 5.08 and 5.10.
“Action” means any claim, action, suit, arbitration, demand, investigation or proceeding by or before any Governmental Authority or arbitral body.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.
“Affiliate Agreement Payments” means any amounts payable or liabilities incurred (that are otherwise not Company Transaction Expenses pursuant to clause (b) of such definition) by the Company or any Transferred Subsidiary under any Affiliate Agreement, including payments made in connection with the termination of any Affiliate Agreement or liabilities incurred pursuant to the waiver of any payments or other amounts owed to the Company or any Transferred Subsidiary under any such Affiliate Agreement; provided, however, that: (i) payments actually made prior to March 31, 2014 or liabilities specifically reflected, reserved for or accrued on the Financial Statements as of March 31, 2014 shall not be Affiliate Agreement Payments (it being understood that the amounts set forth on Section 1.01(a) of the Company Disclosure Schedule were specifically reflected, reserved for or accrued on the Financial Statements as of March 31, 2014); (ii) for purposes of this definition, payments expressly contemplated by the terms of the agreements set forth on Section 4.24 of the Company Disclosure Schedule shall not be “Affiliate Agreement Payments”; (iii) for the avoidance of doubt, the fees and expenses paid or expected to be paid to members of the board of directors of the Company or any Transferred Subsidiary as compensation for their services as members of such board of directors or a committee thereof that are set forth on Section 1.01(b) of the Company Disclosure Schedule shall not be Affiliate Agreement Payments; (iv) for the avoidance of doubt, payments made by the Company or any Transferred Subsidiary pursuant to any Benefit Plan disclosed to the Acquiror prior to the date of this Agreement are not Affiliate Agreement Payments; and (v) the grant of Shares prior to the Closing pursuant to any Affiliate Agreement shall not be an Affiliate Agreement Payment.
“Affiliate Agreement Payments Amount” has the meaning set forth in Section 2.03(a).
“Affiliate Agreements” means contracts, agreements, notes, leases, licenses and other instruments between the Company or any Transferred Subsidiary, on the one hand, and a Seller or an Affiliate of any Seller (other than the Company and the Transferred Subsidiaries), on the other hand.
“After-Tax Basis” means that, in determining the amount of (i) the payment necessary to indemnify any party against, or reimburse any party for, Losses or (ii) the amount of Company Transaction Expenses, the amount of such Losses or such Company Transaction Expenses, as applicable, shall be determined net of any Tax cost and Tax Benefit enjoyed by the Indemnified Party (in the case of the determination of the amount of Losses) or by the Company (in the case of the determination of Company Transaction Expenses) as the result of sustaining or paying such Losses or Company Transaction Expenses, as applicable (including, in the case of the determination of the amount of Losses, (i) as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses and (ii) as the result of the receipt of the related indemnity payment by the Indemnified Party).
“Agreement” means this Stock Purchase Agreement, including the Exhibits and Annexes hereto, the Sellers Disclosure Schedule, the Company Disclosure Schedule and the Acquiror Disclosure Schedule, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.01(a).
“Benefit Plans” has the meaning set forth in Section 4.12(a).
“Business” means the business conducted by the Company and the Transferred Subsidiaries as of the date hereof.
“Business Day” means any day that is not a Saturday, a Sunday or another day on which commercial banks in the City of New York, New York are required or authorized by Law to remain closed.
“Capital Stock” means, with respect to a Person, capital stock or other type of equity interest (as applicable) in such Person.

“Capital Stock Payments” means any amounts payable by the Company to (a) repurchase, redeem, repay, or otherwise acquire any outstanding shares of Capital Stock or other equity securities of the Company or (b) in respect of any dividend or other distribution in respect of the Capital Stock or other equity securities of the Company, that in either case are incurred or agreed after March 31, 2014 and at or prior to the Closing Date; provided that in the case of a non-cash dividend, payment or other distribution, the fair market value thereof as of the time of the payment of such dividend, payment or distribution shall be the amount included as a Capital Stock Payment. For the avoidance of doubt, any payments or liabilities incurred pursuant to clause (i) of Section 6.01(z) shall be included as Capital Stock Payments. Capital Stock Payments shall also include any withholding or other Taxes payable by the Company with respect to a Capital Stock Payment.
“Capital Stock Payments Amount” has the meaning set forth in Section 2.03(a).
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Earnings Adjustment Amount” means an amount expressed in dollars equal to the product of (i) the quotient obtained by dividing (x) the number of calendar days from April 1, 2014 to the Closing Date (inclusive of both April 1, 2014 and the Closing Date) by (y) 365, and (ii) 20,000,000.
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company Disclosure Schedule” has the meaning set forth in the first paragraph of Article IV.
“Company Material Adverse Effect” means any event, state of facts, circumstance, change, occurrence or effect that (a) has a material adverse effect on the business, operations, financial condition or results of operations of the Company and the Transferred Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect to the extent arising out of, resulting from or attributable to (i) (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any political subdivision thereof or (C) changes that are the result of factors generally affecting any of the industries in which the Business operates or in which products or services of the Business are used or distributed, (ii) the public announcement or, other than with respect to the representations and warranties contained in Section 3.03 and Section 4.04, the negotiation, execution or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, (iii) the identity of the Acquiror or its Affiliates, (iv) any changes or prospective changes in applicable Law, GAAP or SAP or the enforcement or judicial or administrative interpretation thereof, in each case, after the date hereof, (v) actions required to be taken or omitted pursuant to this Agreement or taken with the Acquiror’s written consent or not taken because written consent of the Acquiror is required pursuant to the terms of this Agreement and the Acquiror withheld such consent, (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vii) the value of, or any change or development in the value of, any of the investment assets of the Company or any of the Transferred Subsidiaries, (viii) any failure by the Company or the Transferred Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts and (ix) any change or announcement of a potential change in the Company’s or any Transferred Subsidiary’s credit or claims paying rating or A.M. Best rating (provided, however, that the exceptions described in the foregoing clauses (viii) and (ix) shall not prevent or otherwise affect a determination that any underlying event, state of facts, circumstance, change, occurrence or effect has resulted in, or contributed to, a Company Material Adverse Effect), except in the case of the foregoing clauses (a)(i), (a)(iv) and (a)(vi) to the extent such event, state of facts, circumstance, change, occurrence or effect is disproportionately adverse with respect to the Company and the Transferred Subsidiaries as compared to other Persons engaged in the industries in which the Business operates or (b) results in a material impairment on or material delay in the ability of the Company or the Sellers to perform their respective material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Company Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses of third party advisors incurred, paid or payable by the Company or any Transferred Subsidiary, or paid or payable by the Company or any Transferred Subsidiary on behalf of any equityholder of the Company, in connection with this Agreement or the Escrow Agreement and the transactions contemplated by this Agreement or the Escrow Agreement, including the fees and expenses of investment bankers, brokers, legal counsel, actuaries, accountants and other service providers, (b) all fees, costs and expenses payable by the Company to any Affiliate in connection with the execution of this Agreement or the consummation of transactions contemplated by this Agreement pursuant to any management advisory or other Affiliate Agreement and (c) fifty percent (50%) of the aggregate amount of Transfer Taxes, if any, imposed by the United States or any of its political subdivisions on any party hereto in connection with the transactions contemplated by this Agreement and one-hundred percent (100%) of Transfer Taxes, if any, imposed by any other Governmental Authority on any party hereto in connection with the transactions contemplated by this Agreement, in the case of each of clauses (a) through (c) above, calculated on an After-Tax Basis; provided, however, that: (i) payments actually made prior to March 31, 2014 or liabilities specifically reflected, reserved for or accrued on the Financial Statements as of March 31, 2014 shall not be Company Transaction Expenses (it being understood that the amounts set forth on Section 1.01(a) of the Company Disclosure Schedule were specifically reflected, reserved for or accrued on the Financial Statements as of March 31, 2014); (ii) for purposes of this definition, any payments expressly contemplated by the terms of the agreements set forth on Section 4.24 of the Company Disclosure Schedule shall not be Company Transaction Expenses; (iii) for the avoidance of doubt, the fees and expenses paid or expected to be paid to members of the board of directors of the Company or any Transferred Subsidiary as compensation for their services as members of such board of directors or a committee thereof that are set forth on Section 1.01(b) of the Company Disclosure Schedule shall not be Company Transaction Expenses; (iv) for the avoidance of doubt, payments made by the Company or any Transferred Subsidiary pursuant to any Benefit Plan disclosed to the Acquiror prior to the date of this Agreement are not Company Transaction Expenses; and (v) the grant of Shares prior to the Closing pursuant to any Affiliate Agreement shall not be a Company Transaction Expense.
“Company Transaction Expenses Amount” means (i) the aggregate amount of any Company Transaction Expenses, less (ii) $7,500,000.
“Confidentiality Agreement” has the meaning set forth in Section 6.04(a).
“Continuing Employee” has the meaning set forth in Section 7.01(a).
“Contract” means any contract, agreement, undertaking, indenture, commitment, loan, consent, note or other legally binding obligation, whether written or oral.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” have correlative meanings.
“Eligible Third-Party Proceeds” has the meaning set forth in Section 10.07(a)(ii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement, together with any interest or income thereon.
“Escrow Agent” has the meaning set forth in the Recitals.
“Escrow Agreement” has the meaning set forth in the Recitals.
“Escrow Amount” means a cash amount equal to $34,500,000.
“Estimated Purchase Price” has the meaning set forth in Section 2.04.
“Estimated Purchase Price Statement” has the meaning set forth in Section 2.03(b).
“Excess Amount” has the meaning set forth in Section 2.07(a).

“finally determined” for purposes of Article X has the meaning set forth in Section 10.05(b).
“Financial Statements” has the meaning set forth in Section 4.05(a).
“Form A” has the meaning set forth in Section 6.05(f).
“GAAP” means United States generally accepted accounting principles.
“Governmental Approval” has the meaning set forth in Section 3.02.
“Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity or any arbitral body or panel.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Holding Company System Act” means provisions of a jurisdiction’s insurance laws governing control over insurers, transactions between insurers and affiliates and registration of holding companies.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.
“Indemnification Threshold” has the meaning set forth in Section 10.02(c).
“Indemnified Party” has the meaning set forth in Section 10.04(a).
“Indemnifying Party” has the meaning set forth in Section 10.04(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.05(b).
“Initial Negotiation End Date” has the meaning set forth in Section 2.04.
“Insurance Contract” means any insurance policy, binder, slip or contract issued by an Insurance Subsidiary in connection with the Business.
“Insurance Subsidiaries” means Western World Insurance Company, Stratford Insurance Company and Tudor Insurance Company.
“Intellectual Property” means (a) patents and patent applications, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all patents that may issue on such applications and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions and all renewals of any of the foregoing, (c) copyrights (including copyrights in Software, databases and compilations

(including any and all data and collections of data)), whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions and all renewals of any of the foregoing and (d) Trade Secrets.
“Investment Assets” has the meaning set forth in Section 4.16.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of such Seller” or any similar phrase means, if the referenced Seller is a natural person, the actual knowledge of the referenced Seller and, if the referenced Seller is a legal entity, the actual knowledge of the Person set forth next to the name of the referenced Seller in Section 1.01(a) of the Sellers Disclosure Schedule.
“Knowledge of the Acquiror” or any similar phrase means the actual knowledge of any Person listed in Section 1.01(a) of the Acquiror Disclosure Schedule.
“Knowledge of the Company” or any similar phrase means the actual knowledge of any Person listed in Section 1.01(c) of the Company Disclosure Schedule.
“Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling or decree of any Governmental Authority.
“Leased Real Properties” has the meaning set forth in Section 4.18(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, lease, license, easement, option, right of first or last refusal or offer or similar right, claim, assessment, security interest, encumbrance, lien or charge of any kind.
“Losses” means any and all losses, damages, costs, expenses, liabilities, settlement payments, awards, judgments, Taxes, fines, obligations, claims and deficiencies of any kind.
“Malicious Code” has the meaning set forth in Section 4.10(d).
“Material Contract” means (a) any Contract to which the Company or any of the Transferred Subsidiaries is a party (other than the Real Property Lease, any Producer Contract or any Insurance Contract) which (i) calls for the payment by or on behalf of the Company or any Transferred Subsidiary in excess of $250,000 per annum, or the delivery by the Company or any Transferred Subsidiary of goods or services with a fair market value in excess of $250,000 per annum, during the remaining term thereof, (ii) provides for the Company or any Transferred Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $250,000 during the remaining term thereof, (iii) contains covenants (A) restricting the ability of the Company or any Transferred Subsidiary to (1) compete in any line of business or geographical area or (2) provide any products or services of or to any other Person, (B) obligating the Company or any of the Transferred Subsidiaries to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation”, rights of first refusal or offer or similar rights, (iv) creates any partnership, joint venture, limited liability company or similar arrangement, (v) that was entered into outside of the Ordinary Course of Business and contains any material indemnification obligations of the Company or any Transferred Subsidiary in favor of any Person other than the Company or any Transferred Subsidiary, (vi) provides for the Company or any Transferred Subsidiary to receive material administrative services, claims administration or underwriting services with respect to any Insurance Contracts, or any investment management services, (vii) was entered into in connection with the acquisition or disposition by the Company or any Transferred Subsidiary of any business or the shares, capital stock or other ownership interests of any other Person and was entered into in the last five (5) years or under which there are any material ongoing obligations, (viii) was entered into with a Governmental Authority or (ix) grants or obtains any right to use or practice any rights under any Intellectual Property that is material to the conduct of the Business as currently conducted, but excluding (for the purpose of this clause (ix) only) any customer agreement or any Contract for common, commercially available business infrastructure and administrative software (e.g., database, enterprise resource planning, business management planning, business analytics, customer relationship management, human resource management, supplier relationship management and other business information, productivity enhancing, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” and “click-wrap” agreements), (x) restricts the Company’s or any Transferred Subsidiary’s right to assert, use or register any Intellectual Property owned by the Company or any Transferred Subsidiary that is material to the conduct of the Business as currently conducted (excluding licenses granted to third parties in the Ordinary Course of Business) or (xi) restricts the Company’s or any Transferred Subsidiary’s right to challenge a third Person’s rights in or use of any Intellectual Property owned by such Person, where such Contract is material to the Business as currently conducted (excluding Contracts for the licensing of such Intellectual Property to the Company or any Transferred Subsidiary) or (b) any Contract between a Producer, on the one hand, and any Insurance Subsidiary, on the other hand (each, a “Producer Contract”), which resulted in aggregate commission payments by such Insurance Subsidiary during the fiscal year ended December 31, 2013 in excess of $1,000,000; provided, however, that “Material Contract” shall exclude any contract, agreement, instrument or other legally binding obligation (other than a Producer Contract) that is terminable by any party thereto, without penalty, on notice of ninety (90) days or less.
“Negotiation Period” has the meaning set forth in Section 2.05(a).
“New Plans” has the meaning set forth in Section 7.01(b).
“NH Insurance Department” has the meaning set forth in Section 6.05(f).
“Obligations” has the meaning set forth in Section 6.08(a).
“Old Plans” has the meaning set forth in Section 7.01(b).
“Open Source Software” means Software that is subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such Software that such item, (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributed at no or minimal charge, excluding, in each case, any Software licensed under MIT, BSD, Apache, the public domain and any other similarly permissive licenses.
“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.
“Parent” has the meaning set forth in the Preamble.
“Parent Financial Statements” has the meaning set forth in Section 5.06(b).
“Per Share Amount” means an amount equal to the quotient obtained by dividing (a) an amount equal to (i) the Estimated Purchase Price (or, if all amounts required to be set forth on the Estimated Purchase Price Statement become final, conclusive, binding and non-appealable on or before the Initial Negotiation End Date pursuant to Section 2.04, the Purchase Price as so determined pursuant to Section 2.04) minus (ii) the Escrow Amount, minus (iii) the Seller Expenses Escrow Amount, by (b) the number of outstanding Shares immediately prior to the Closing (including any Shares issued to any Seller or any of its Affiliates pursuant to any Affiliate Agreement prior to the Closing).
“Permits” has the meaning set forth in Section 4.09(a).
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due; provided that, in each of clause (a) and (b), reserves are being maintained in accordance with GAAP; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects of title, easements, rights‑of‑way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the conduct of the Business; (f) Liens not created by the Company or any of the Transferred Subsidiaries that affect the underlying fee interest of any Leased Real Property; (g) Liens incurred in the Ordinary Course of Business securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (h) all non-exclusive licenses, consents, covenants not to assert and similar arrangements with respect to Intellectual Property granted in the Ordinary Course of Business; (i) zoning, building and other generally applicable land use restrictions; (j) Liens not created by the Company or any Transferred Subsidiary that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Company or any of the Transferred Subsidiaries have easement rights; (k) restrictions on transfer imposed by applicable insurance Law; (l) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Subsidiary, for purposes of statutory accounting credit; (m) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; and (n) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business.
“Person” means any natural person, Governmental Authority, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Post-Closing Covenants” means any covenant or agreement contained in this Agreement that by its terms is to be performed after the Closing Date.
“Pre-Closing Covenant” means any covenant or agreement contained in this Agreement that by its terms is to be performed on or prior to the Closing Date.
“Producer” has the meaning set forth in Section 4.15(a).
“Producer Contract” has the meaning set forth in the definition of “Material Contract”.
“Pro-Rata Share” means, with respect to any Seller, (i) the number of Shares held by such Seller immediately prior to the Closing (including any Shares issued to such Seller or any of its Affiliates pursuant to any Affiliate Agreement prior to the Closing) divided by (ii) the Shares outstanding immediately prior to Closing (including any Shares issued to any Seller or any of its Affiliates pursuant to any Affiliate Agreement prior to the Closing).
“Purchase Price” has the meaning set forth in Section 2.03(a).
“Real Property Lease” has the meaning set forth in Section 4.18(b).
“Registered Intellectual Property” means registered copyrights, registered trademarks, registered service marks, registered Internet domain names, issued patents and/or any pending applications for the foregoing.
“Representative” of a Person means the directors, officers, employees, shareholders, partners, members, advisers, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.
“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by applicable insurance Laws and the insurance regulatory authorities, in each case of the jurisdiction in which such company is domiciled, but disregarding any permitted practices applicable specifically to any such company.
“SAR” means a Unit (as defined in the SAR Plan) granted under the SAR Plan.

“SAR Plan” means the Stock Appreciation Rights Plan sponsored and maintained by Western World Insurance Company, as amended and restated effective January 1, 2013.
“SEC” has the meaning set forth in Section 5.06(b).
“Securities Act” means the Securities Act of 1933.
“Seller” and “Sellers” have the respective meanings set forth in the Preamble.
“Seller Estimated Purchase Price” has the meaning set forth in Section 2.03(b).
“Seller Expenses Escrow Account” means the escrow account established pursuant to the Seller Expenses Escrow Agreement, together with any interest or income thereon.
“Seller Expenses Escrow Agent” has the meaning set forth in the Recitals.
“Seller Expenses Escrow Agreement” has the meaning set forth in the Recitals.
“Seller Expenses Escrow Amount” means a cash amount equal to $3,000,000.
“Seller Indemnified Parties” has the meaning set forth in Section 10.03(a).
“Seller Representations” means, collectively, the representations and warranties made by the Sellers in Article III.
“Sellers Disclosure Schedule” means the disclosure schedule delivered to the Acquiror by the Sellers on the date of this Agreement.
“Sellers’ Representative” has the meaning set forth in Section 2.09(a).
“Shares” has the meaning set forth in the Recitals.
“Shortfall Amount” has the meaning set forth in Section 2.07(b).
“Software” means computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code) and all documentation (including user manuals and training materials) relating to any of the foregoing.
“Statutory Statements” has the meaning set forth in Section 4.05(b).
“Subject Materials” means confidential legal memoranda and other legally privileged materials prepared by internal or outside counsel of an Indemnified Party (and, if applicable, in the case of an Acquiror Indemnified Party, the Company or any Transferred Subsidiary) as any such memoranda and other legally privileged materials existed immediately prior to the Closing; provided that Subject Materials shall not include or be deemed to include any such materials prepared by internal or outside counsel of any of the Acquiror Indemnified

Parties (other than the Company or any Transferred Subsidiary as any such memoranda and other legally privileged materials existed immediately prior to the Closing).
“Subsidiary” of any Person means any other corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such other Person or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.
“Survival End Date” has the meaning set forth in Section 10.01(b).
“Tax” or “Taxes” means any federal, state, local, non-U.S. or other tax (including all taxes measured by or referred to as income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, real property, personal property, transfer, payroll, stamp, license, severance, documentary, occupation, escheat, windfall profits, guarantee fund assessment or retaliatory tax, business, environmental (including taxes under Section 59A of the Code), climate change, customs duties, capital stock, withholding, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated or other tax), or similar levy, assessment, tariff or duty (including any customs duty) (whether payable directly or by withholding) imposed by any Governmental Authority, together with any interest, fines and penalties thereon or additional amounts with respect thereto. For purposes of this Agreement, “Tax” or “Taxes” also includes any obligations under any agreements or arrangements with any Person (other than the Transferred Subsidiaries) with respect to the liability for, or sharing of, taxes (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or non-U.S. tax law) and including any liability for taxes as a transferee or successor, by contract or otherwise.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.
“Tax Benefit” means, with respect to any Loss or Company Transaction Expense, the net reduction in Taxes payable by the Indemnified Party (in the case of Losses) or the Company (in the case of Company Transaction Expenses) that is attributable to any deduction, loss, credit or other item which decreases Taxes resulting from (i) the facts or circumstances resulting in such Loss or (ii) the payment of such Company Transaction Expense, as applicable, assuming (i) such deduction, loss, credit or other item is fully utilized in the taxable period during which such Losses or such Company Transaction Expense, as applicable, are sustained (in the case of Losses) or paid (in the case of Company Transaction Expenses) and (ii) a tax rate of 35%.  For the avoidance of doubt, the Tax Benefit arising from (i) any fact or circumstance resulting in a Loss or (ii) the payment of a Company Transaction Expense, as applicable, in respect of which a deduction or credit is not permitted under the Code or other Tax Law, shall be zero; provided, however, an item shall not be considered to be not permissibly deductible or creditable merely because of the creation or existence of a net operating loss carry-forward or any other temporary limitation on the utilization of an otherwise deductible or creditable Loss or Company Transaction Expense.
“Tax Returns” means all returns, statements and reports and other similar documents (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with or supplied to any Tax Authority relating to Taxes, including any attachments or amendments thereto.
“Termination Date” has the meaning set forth in Section 9.01(b).
“Third Party Claim” has the meaning set forth in Section 10.04(a).
“Third Party Claim Notice” has the meaning set forth in Section 10.04(b).
“Third Party Claim Notice Period” has the meaning set forth in Section 10.04(c).
“Third Party Reinsurance Contracts” shall have the meaning set forth in Section 4.14.
“Trade Secrets” means trade secrets and other information, know-how, proprietary processes, formulae, algorithms, models and methodologies that are maintained on a confidential basis.
“Transfer Taxes” has the meaning set forth in Section 2.12.
“Transferred Subsidiaries” means the Subsidiaries of the Company set forth on Annex II.
ARTICLE II

PURCHASE AND SALE OF THE SHARES
Section 2.01.    Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from each such Seller, all of such Seller’s right, title and interest in and to the Shares, including any Shares acquired by any Seller after the execution of this Agreement but prior to the Closing.
Section 2.02.    Closing. On the second Business Day following the first day on which all the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the parties hereto may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held no later than 10:00 a.m., New York City time, at the offices of

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or at such other time or place as the parties hereto may agree in writing (the date on which the Closing takes place being the “Closing Date”). Upon the occurrence of the Closing, the time and date that the purchase and sale of the Shares described in Section 2.01 becomes effective shall be 12:01 a.m., New York City time, on the Closing Date.
Section 2.03.    Purchase Price.
(a)    The aggregate purchase price for the Shares (the “Purchase Price”) is an amount in cash equal to (i) $690,000,000, plus (ii) the Closing Earnings Adjustment Amount, minus (iii) the aggregate amount of any Capital Stock Payments (the “Capital Stock Payments Amount”), minus (iv) the Company Transaction Expenses Amount, if the Company Transaction Expenses Amount is a positive number, plus (v) the absolute value of the Company Transaction Expenses Amount, if the Company Transaction Expenses Amount is a negative number, minus (vi) the aggregate amount of any Affiliate Agreement Payments (the “Affiliate Agreement Payments Amount”).
(b)    On or before the date that is ten (10) days prior to the anticipated Closing Date, the Sellers shall prepare and the Sellers’ Representative shall deliver to the Acquiror a statement, certified by the Company’s Chief Financial Officer (the “Estimated Purchase Price Statement”), setting forth the Sellers’ good faith estimate of the Purchase Price as of the Closing Date (the “Seller Estimated Purchase Price”), together with reasonable supporting detail for the calculations of the Capital Stock Payments Amount, the Company Transaction Expenses Amount and the Affiliate Agreement Payments Amount.
Section 2.04.    Good Faith Negotiation; No Delay of Closing. After receipt of the Estimated Purchase Price Statement and prior to the day that is three (3) days prior to the anticipated Closing Date (the “Initial Negotiation End Date”), the Acquiror and the Sellers’ Representative shall negotiate in good faith to mutually agree upon the Closing Earnings Adjustment Amount (it being understood that the Closing Earnings Adjustment Amount shall not be subject to negotiation, adjustment or modification absent manifest error), the Capital Stock Payments Amount, the Company Transaction Expenses Amount and the Affiliate Agreement Payments Amount. Any of the foregoing amounts agreed in writing by the Acquiror and the Sellers’ Representative on or before the Initial Negotiation End Date shall become final, conclusive, binding and non-appealable, and corresponding adjustments shall be made to the Seller Estimated Purchase Price to the extent the agreed amounts of the Closing Earnings Adjustment Amount, the Capital Stock Payments Amount, the Company Transaction Expenses Amount or the Affiliate Agreement Payments Amount are different from the respective estimates of such amounts contained in the Estimated Purchase Price Statement (the Seller Estimated Purchase Price, after adjustment in accordance with this Section 2.04, the “Estimated Purchase Price”). For the avoidance of doubt, if the Acquiror and the Sellers’ Representative fail to agree upon any amount set forth in the Estimated Purchase Price Statement pursuant to the negotiation contemplated by this Section 2.04 on or prior to the Initial Negotiation End Date, neither the Acquiror nor the Sellers shall delay the Closing because of such failure to agree and the respective estimates of any such disputed amounts that were reflected in the Estimated Purchase

Price Statement shall apply for purposes of calculating the Estimated Purchase Price and shall thereafter be resolved following the Closing pursuant to Section 2.05.
Section 2.05.    Post-Closing Resolution.
(a)    As promptly as practicable following the Closing and in no event later than fifteen (15) days following the Closing Date (the “Negotiation Period”), the Acquiror and the Sellers’ Representative shall attempt in good faith to resolve any outstanding differences with respect to the Closing Earnings Adjustment Amount (it being understood that the Closing Earnings Adjustment Amount shall not be subject to negotiation, adjustment or modification absent manifest error), the Capital Stock Payments Amount, the Company Transaction Expenses Amount and the Affiliate Agreement Payments Amount. If the Acquiror and the Sellers’ Representative resolve their differences, then, upon their agreement in writing setting forth such resolution, the Estimated Purchase Price Statement, as amended to the extent necessary to reflect the resolution of their differences pursuant to this Section 2.05 and, if applicable, Section 2.04, and the Purchase Price set forth therein, shall be final, conclusive, binding and non-appealable.
(b)    If the Acquiror and the Sellers’ Representative are unable to agree upon the Purchase Price during the Negotiation Period, then they shall refer their remaining differences to the dispute resolution department of KPMG LLP or such other independent accounting firm as the Acquiror and the Sellers’ Representative shall agree (the “Independent Accounting Firm”) within a reasonable period of time but no later than thirty (30) days thereafter, which Independent Accounting Firm shall determine the Purchase Price; provided, however, that if the Acquiror and the Sellers’ Representative are unable to agree on an accounting firm within the timeframe set forth in this clause, either the Acquiror or the Seller’s Representative may request that the American Arbitration Association’s International Centre for Dispute Resolution appoint as the Independent Accounting Firm, within ten (10) days from the date of such request or as soon as practicable thereafter, an internationally recognized accounting firm that is impartial and not the auditor or independent accounting firm of any of the parties hereto. The Acquiror and the Sellers’ Representative shall instruct the Independent Accounting Firm to deliver its written determination to the Acquiror and the Sellers’ Representative no later than the forty-fifth (45th) day following the date on which the remaining differences are referred to the Independent Accounting Firm or such other date as may be mutually agreed to by the Acquiror and the Sellers’ Representative, which written determination shall (i) be in accordance with this Agreement, (ii) be based solely on presentations and written submissions by the Sellers’ Representative and the Acquiror to the Independent Accounting Firm, and not by independent review, which presentations and written submissions shall include the Sellers’ and the Acquiror’s respective positions as to the Purchase Price, (iii) set forth in reasonable detail the basis for the Independent Accounting Firm’s final determination of the Purchase Price and (iv) absent manifest error, be final, conclusive, non-appealable and binding on the parties. In determining each disputed item, the Independent Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either the Acquiror or the Sellers’ Representative or less than the lowest value for such item claimed by either the Acquiror or the Sellers’ Representative. The fees and expenses of the Independent Accounting Firm shall be allocated between the Acquiror, on the one hand, and the Sellers (in proportion to each Seller’s ownership of the Shares immediately prior to the Closing), on the other hand, in proportion to the ratio represented by: (x) the absolute value of the difference between such party’s position as to the Purchase Price as delivered to the Independent Accounting Firm and the Purchase Price as determined by the Independent Accounting Firm to (y) the absolute value of the difference between such party’s position as to the Purchase Price and the other party’s position to the Purchase Price. The Acquiror and the Sellers’ Representative shall make available to the Independent Accounting Firm and to each other all relevant books and records and working papers (including access to personnel at the Company, the Acquiror and the Sellers who prepared the Estimated Purchase Price Statement) and all other items reasonably requested by the Independent Accounting Firm; provided, however, that neither the Sellers nor the Company or any Transferred Subsidiary shall be obligated to disclose, or to be caused to be disclosed, to such Independent Accounting Firm or each other any work papers of its auditors or independent accountants pursuant to this Section 2.05(b) unless and until such Independent Accounting Firm or other party, as applicable, has signed a customary confidentiality and hold harmless agreement relating to working papers in form and substance reasonably acceptable to such auditors or independent accountants. For the avoidance of doubt, the Independent Accounting Firm shall act as an expert, not an arbitrator, and its written determination shall be subject to and governed by Article 76 of the New York Civil Practice Law and Rules, or such other provision of the New York Civil Practice Law and Rules as may from time to time so apply.
Section 2.06.    Payment at Closing. At the Closing, the Acquiror shall, by wire transfer of immediately available funds, (a) pay to each Seller a cash amount equal to the product of (x) the number of Shares held by such Seller immediately prior to the Closing and (y) the Per Share Amount, to such account or accounts designated by the Sellers’ Representative at least two (2) Business Days prior to the Closing, (b) deliver to the Escrow Agent the Escrow Amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement and (c) deliver to the Seller Expenses Escrow Agent the Seller Expenses Escrow Amount to be held in the Seller Expenses Escrow Account in accordance with the terms of the Seller Expenses Escrow Agreement. The Escrow Account shall be available for payments to be made to the extent contemplated by Section 2.07(b), Article X and the Escrow Agreement. The Seller Expenses Escrow Agreement shall be available for payments to be made to the extent contemplated by the Seller Expenses Escrow Agreement. Except with respect to the payments, if any, required to be made by the Acquiror pursuant to Section 2.07, delivery of the payments contemplated by clauses (i) and (ii) of Section 2.08(a) in accordance therewith shall satisfy the Acquiror’s obligation to deliver the Purchase Price.
Section 2.07.    Payment Following Closing.
(a)    Following the Closing, if the Purchase Price is determined pursuant to Section 2.05, and the Purchase Price as so determined exceeds the Estimated Purchase Price (the amount of such excess, the “Excess Amount”), then within five (5) Business Days following such determination, the Acquiror shall, by wire transfer of immediately available funds, pay to each Seller an applicable cash amount equal to the product of (x) the number of Shares held by such Seller immediately prior to the Closing and (y) an amount equal to the quotient obtained by dividing the Excess Amount by the number of outstanding Shares immediately prior to the

Closing, to the account or accounts designated by the Sellers’ Representative pursuant to Section 2.06(a).
(b)    Following the Closing, if the Purchase Price is determined pursuant to Section 2.05, and the Purchase Price as so determined is less than the Estimated Purchase Price (the amount of such shortfall, the “Shortfall Amount”), then upon receipt of written notice of such determination from the Acquiror, the Escrow Agent shall, by wire transfer of immediately available funds, pay to the Acquiror a cash amount from the Escrow Account equal to the Shortfall Amount in accordance with the Escrow Agreement.
Section 2.08.    Closing Deliveries.
(a)    Deliveries by the Acquiror. At the Closing, the Acquiror shall:
(i)    pay to the Sellers the amounts required to be paid pursuant to Section 2.06(a);
(ii)    deliver or cause to be delivered to the Escrow Agent the Escrow Amount as contemplated by Section 2.06(b) and deliver or cause to be delivered to the Seller Expenses Escrow Agent the Seller Expenses Escrow Amount as contemplated by Section 2.06(c); provided, however, that in the event that at the Closing the Sellers fail to make the delivery contemplated by Section 2.08(c)(v), the Acquiror may deliver to each Seller its applicable Pro-Rata Share of the Seller Expenses Escrow Amount in satisfaction of its obligations pursuant to this Section 2.08(a)(ii) with respect to the Seller Expenses Escrow Amount and Section 2.06(c) unless otherwise directed in writing by the Sellers’ Representative, in which case the Acquiror shall deliver the Seller Expenses Escrow Amount in accordance with such written direction from the Sellers’ Representative in satisfaction of its obligations pursuant to this Section 2.08(a)(ii) with respect to the Seller Expenses Escrow Amount and Section 2.06(c);
(iii)    deliver to the Sellers the certificate required to be delivered by the Acquiror pursuant to Section 8.02(a)(iii);
(iv)    deliver to the Sellers a counterpart of the Escrow Agreement duly executed by the Acquiror; and
(v)    deliver to the Sellers such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    Deliveries by Parent. At the Closing, Parent shall deliver to the Sellers the certificate required to be delivered by Parent pursuant to Section 8.02(a)(iv).
(c)    Deliveries by the Sellers. At the Closing, the Sellers or the Sellers’ Representative shall deliver to the Acquiror:
(i)    a certificate or certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

(ii)    for each Seller, a receipt for the payments paid at Closing directly to such Seller, duly executed by such Seller or on such Seller’s behalf by the Sellers’ Representative;
(iii)    the certificate required to be delivered by the Sellers’ Representative pursuant to Section 8.03(a)(iii);
(iv)    a counterpart of the Escrow Agreement duly executed by the Sellers’ Representative;
(v)    counterparts of the Seller Expenses Escrow Agreement duly executed by the Sellers’ Representative (on behalf of itself and each Seller) and the Seller Expenses Escrow Agent;
(vi)    a written confirmation by the Seller Expenses Escrow Agent of receipt of the Seller Expenses Escrow Amount; and
(vii)    such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(d)    Deliveries by the Company. At the Closing, the Company shall deliver to the Acquiror:
(i)    written resignations of each director of the Company or of a Transferred Subsidiary, all of whom are set forth on Section 2.08(d)(i) of the Company Disclosure Schedule, effective as of the Closing;
(ii)    the certificate required to be delivered by the Company pursuant to Section 8.03(a)(iv);
(iii)    a certificate signed by an authorized officer of the Company to the effect that the Company is not, and has not been at any time during the five years preceding the Closing Date, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, satisfying the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(2), and a copy of the notice required to be provided to the IRS pursuant to Treasury Regulations Section 1.897-2(h)(2);
(iv)    a statement setting forth in reasonable detail the physical location of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each of the Company and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date; and
(v)    such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 2.09.    Sellers’ Representative.

(a)    Each Seller hereby designates Andrew S. Frazier (the “Sellers’ Representative”) as its representative, attorney-in-fact and agent with full power and authority:
(i)    to execute and deliver any documents or certificates required to be delivered pursuant to this Agreement, including the Escrow Agreement and the Seller Expenses Escrow Agreement, and to agree to such amendments or modifications to this Agreement, the Escrow Agreement, the Seller Expenses Escrow Agreement or such documents or certificates as the Sellers’ Representative, in its sole discretion, determines to be desirable;
(ii)    to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement and the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement, the Escrow Agreement or the Seller Expenses Escrow Agreement;
(iii)    to collect and receive all moneys and other proceeds and property payable to the Sellers from the Escrow Account and the Seller Expenses Escrow Account as described herein or otherwise payable to the Sellers pursuant to this Agreement, including the funds in the Escrow Account and the Seller Expenses Escrow Account and any portion of or earnings accrued thereon which may be distributable to the Sellers, in accordance with the Escrow Agreement and the Seller Expenses Escrow Agreement, as applicable, and, subject to any applicable withholding retention laws, to disburse and pay the same to each Seller in accordance with the terms of this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement, as applicable;
(iv)    as the Sellers’ Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement for and on behalf of the Sellers, including (but subject to Section 10.04 herein) (A) asserting or pursuing any claim against the Acquiror or the Company, (B) defending any Third Party Claims or claims by any Acquiror Indemnified Party, (C) consenting to, compromising or settling any such claims, (D) conducting negotiations with any Acquiror Indemnified Party or the Company and their respective Representatives regarding such claims and (E) in connection with any claim against the Acquiror or the Company or any Third Party Claim, to (I) assert any claim or institute any action, proceeding or investigation, (II) investigate, defend, contest or litigate any Action initiated by the Acquiror or the Company or any other Person, or by any Governmental Authority against the Sellers’ Representative, any or all of the Sellers, the Escrow Amount or the Seller Expenses

Escrow Amount and receive process on behalf of any or all of the Sellers in any such Action and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such Action, (III) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary and (IV) file and prosecute appeals from any decision, judgment or award rendered in any such Action (it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);
(v)    to refrain from enforcing any right of the Sellers or any of them and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, the Seller Expenses Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement, the Escrow Agreement or the Seller Expenses Escrow Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by such Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative;
(vi)    to give and receive any notice to be given by or to the Sellers pursuant to this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement (including, without limitation, to provide notice and instructions to the Escrow Agent and the Seller Expenses Escrow Agent and to authorize disbursement of funds from the Escrow Account in accordance with this Agreement and the Escrow Agreement or from the Seller Expenses Escrow Account in accordance with the Seller Expenses Escrow Agreement); and
(vii)    to make any payments or pay any expenses under or in connection with this Agreement, the Escrow Agreement or the Seller Expenses Escrow Agreement or on behalf of the Sellers, including pursuant to Article X.
(b)    The Acquiror and, subject to the terms of the Escrow Agreement, the Escrow Agent shall be entitled to rely on any and all actions taken by the Sellers’ Representative without any liability to, or obligation to inquire of, or seek the consent of any Seller. The Sellers’ Representative shall be entitled to any such fee, commission or other compensation for the performance of his services hereunder as may be determined from time to time by the Sellers representing a majority of the outstanding Shares immediately prior to the Closing, and neither the Acquiror nor any of its Affiliates shall be liable for the amount or payment of any such fee, commission or other compensation.
(c)    In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative shall incur no responsibility whatsoever to the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to the Sellers. The Sellers shall jointly and severally indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any Losses incurred without willful misconduct on the part of the Sellers’ Representative arising out of or in connection with the acceptance or administration of his duties under this Agreement, the Escrow Agreement and the Seller Expenses Escrow Agreement. The Sellers’ Representative shall be entitled to recover the amount of any expenses incurred by him in connection with the acceptance or administration of his duties hereunder from the Seller Expenses Escrow Account (but not solely from the Seller Expenses Escrow Account) in accordance with this Agreement and the Seller Expenses Escrow Agreement.
(d)    If the individual serving as the Sellers’ Representative dies, becomes incapable of performing the responsibilities of the Sellers’ Representative hereunder or resigns, a substitute representative shall be appointed pursuant to a writing signed by the Sellers representing a majority of the outstanding Shares as of the date hereof as set forth on Section 4.02(a)(i) of the Company Disclosure Schedule (if such death, incapacity or resignation occurs prior to the Closing Date) or pursuant to a writing signed by the Sellers representing a majority of the outstanding Shares immediately prior to the Closing (if such death, incapacity or resignation occurs on or after the Closing Date). The Sellers appointing such substitute representative pursuant to the preceding sentence shall, as soon as reasonably practicable following the appointment of such substitute representative pursuant to this Section 2.09(d), inform in writing the Acquiror, the Escrow Agent and the Seller Expenses Escrow Agent of such appointment. Notwithstanding anything to the contrary contained herein, any resignation by the Sellers’ Representative shall not become effective until a new representative has been appointed in writing in accordance with this Section 2.09(d) and notice of such appointment has been provided to the Acquiror, the Escrow Agent and the Seller Expenses Escrow Agent.
Section 2.10.    Payments and Computations. Each party hereto shall make any payment required to be made to another party hereto pursuant to this Article II by no later than 10:00 a.m., New York City time, on the day on which such payment is due (unless otherwise consented to by the party hereto to which, or to whom, such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party hereto receiving such payment.
Section 2.11.    Withholding Taxes. The payment of any amount specified in this Agreement shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, except as required by Law. The Sellers shall provide any statements, forms or other documents reasonably requested by the Acquiror or its Affiliates to reduce or eliminate such deduction or withholding (including an applicable IRS Form W-8 or W-9). The Acquiror and the Sellers believe that if such forms, and the certificate described in Section 2.08(d)(iii), are provided, the payment of the Purchase Price (and adjustments thereto) shall not be subject to deduction or withholding on account of any Tax. If any amount payable under this Agreement is required by Law to be deducted or withheld on account of any Tax, the payor shall promptly remit such amount to the relevant Tax Authority and such amounts shall be treated for all purposes of this Agreement as having been paid to the payee.
Section 2.12.    Transfer Taxes. The cost of all real property transfer or gains, sales, use, documentary, registration, stamp, stock transfer, notarial, filing, recording, authorization and other similar Taxes (“Transfer Taxes”), if any, imposed on the transactions contemplated by this Agreement shall be borne by the Company and, if applicable, allocated as Company Transaction Expenses, and the Company shall reimburse the Sellers or the Acquiror, as the case may be, for any Transfer Taxes paid directly by the Sellers or the Acquiror, respectively, in connection with this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the corresponding sections or subsections of the Sellers Disclosure Schedule (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosed with respect to another section or subsection of the Sellers Disclosure Schedule to which the relevance of such item is readily apparent on its face), each Seller, severally and not jointly, hereby represents and warrants (in each case, solely with respect to such Seller and not with respect to any other Seller) to the Acquiror as follows:
Section 3.01.    Organization, Due Authorization and Enforceability.
(a)    If such Seller is a legal entity: (i) such Seller is duly organized, validly existing and in good standing (where applicable) under the Laws of the applicable jurisdiction of organization; (ii) such Seller has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement, including in its capacity as the Sellers’ Representative, if applicable; (iii) the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate or other similar organizational action on the part of such Seller, including in its capacity as the Sellers’ Representative, if applicable; (iv) this Agreement has been duly executed and delivered by such Seller, including in its capacity as the Sellers’ Representative, if applicable; and (v) assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller, including in its capacity as the Sellers’ Representative, if applicable, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)    If such Seller is a natural person: (i) such Seller has all requisite power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement, including in his or her capacity as the Sellers’ Representative, if applicable; (ii) this Agreement has been duly executed and delivered by such Seller, including in his or her capacity as the Sellers’ Representative, if applicable; and (iii) assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller, including in his or her capacity as the Sellers’ Representative, if applicable, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.02.    Consents and Approvals. Except as related to the identity or regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, the execution and delivery by such Seller of this Agreement do not, and the consummation by such Seller of the transactions contemplated by this Agreement will not, require any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by such Seller or any of its Affiliates (other than the Company and its Subsidiaries), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.03.    No Conflict. The execution and delivery by such Seller of, and the consummation by such Seller of the transactions contemplated by, this Agreement do not and will not (a) if such Seller is a legal entity, violate or conflict with the organizational documents of such Seller, (b) assuming the making and obtaining of the Governmental Approvals referred to in Section 4.03 of this Agreement and Section 4.03 of the Company Disclosure Schedule, conflict with or violate any Law or Governmental Order applicable to such Seller or any Permit or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of consent, termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of such Seller pursuant to, any material Contract to which such Seller is a party or by which such Seller is bound, except, in the case of clauses (b) and (c) of this Section 3.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.04.    Title to Shares. Such Seller has good and valid title to the number of Shares set forth opposite its name on Annex I, free and clear of all Liens (except for Liens that have an immaterial impact on the transferability of, title to, and ownership and value of, the Shares), is the sole record and beneficial owner of such Shares and upon (i) delivery by such Seller at Closing of such Shares and (ii) satisfaction by the Acquiror of its payment obligations pursuant to Article II of this Agreement, good and valid title to such Shares, free and clear of all Liens other than those resulting from the Acquiror’s ownership, will pass to the Acquiror.

Section 3.05.    Absence of Litigation. There are no Actions pending or, to the Knowledge of such Seller, threatened in writing against such Seller or any of its properties or assets that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 3.06.    Governmental Orders. Such Seller is not a party to, bound by, or subject to, any Governmental Order that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of such Seller, no Governmental Authority is considering issuing any such Governmental Order to such Seller.
Section 3.07.    Affiliate Agreements. As of the date hereof, such Seller is not a party to any Affiliate Agreements, other than the Affiliate Agreements set forth opposite its name in Section 3.07 of the Sellers Disclosure Schedule.
Section 3.08.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and the Escrow Agreement, neither such Seller nor any other Person makes any other express or implied representation or warranty on behalf of such Seller in connection with the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as expressly set forth in the notes to the Financial Statements as of December 31, 2013 (solely to the extent the relevance of the applicable disclosure in such notes as an exception to the applicable representations and warranties contained in this Article IV would be readily apparent on its face to an individual who has read such disclosure and such representations and warranties) or as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Acquiror on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to another section or subsection of the Company Disclosure Schedule to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to the Acquiror as follows:
Section 4.01.    Organization, Qualification, Due Authorization and Enforceability.
(a)    Each of the Company and the Transferred Subsidiaries is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as presently conducted. Each of the Company and the Transferred Subsidiaries is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification and good standing necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of the Company and the Transferred Subsidiaries, as currently in effect, have been made available to the Acquiror prior to the date hereof.
(b)    The Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.
(c)    The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company.
(d)    Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception.
Section 4.02.    Capital Structure; Transferred Subsidiaries.
(a)    Section 4.02(a)(i) of the Company Disclosure Schedule sets forth (i) all the authorized Capital Stock in each of the Company and the Transferred Subsidiaries and (ii) the number of shares of each class or series of Capital Stock in each of the Company and the Transferred Subsidiaries that are issued and outstanding, together with the record and beneficial owners thereof. Other than those Persons set forth on Section 4.02(a)(i) of the Company Disclosure Schedule as record and beneficial owners of the Shares, as of the date hereof, no other Persons own Shares. All the outstanding shares of each class or series of Capital Stock in each of the Company and the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable Laws, the certificate of incorporation and by-laws (or comparable organizational documents) of the Company or the Transferred Subsidiaries, as applicable, and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of the Transferred Subsidiaries to issue, sell, purchase, return or redeem any shares of its Capital Stock, any securities convertible into or exercisable, exchangeable or redeemable for any shares of its Capital Stock or any options, warrants or convertible or exchangeable securities to purchase any such securities. There are no shares of any Capital Stock of the Company or any of the Transferred Subsidiaries reserved for issuance. Except for the SARs, there are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of the Company or any of the Transferred Subsidiaries. The Company directly or indirectly owns all of the outstanding shares of Capital Stock of each of the Transferred Subsidiaries, free and clear of all Liens, other than any Liens arising as a result of restrictions on transfer imposed by applicable Laws. Section 4.02(a)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list setting forth, with respect to each SAR outstanding as of the date hereof, the following information: (A) the name of the holder of the SAR; (B) the number of notional shares of Capital Stock of the Company subject to such SAR; (C) the per share exercise price of such SAR; (D) the date on which the SAR was granted; and (E) the date on which such SAR expires.
(b)    Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the shares (or other applicable units) of any Capital Stock in any Transferred Subsidiary. The Company does not have any Subsidiaries other than the Transferred Subsidiaries. From March 31, 2014 to the date hereof, the Company has not declared, set aside, made or paid any dividend or other distribution in respect of its Capital Stock or repurchased, redeemed, repaid or otherwise acquired any outstanding shares of its Capital Stock. The Company does not have any obligations to pay any amount to any former stockholder of the Company or any Transferred Subsidiary in respect of shares of Capital Stock of the Company or any Transferred Subsidiary previously owned by any such former stockholder.
Section 4.03.    Consents and Approvals. Except as related to the identity or regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 4.03 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any Governmental Approval to be obtained or made by the Company, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.04.    No Conflict. The execution and delivery by the Company of, and the consummation by the Company of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the organizational documents of the Company or any of the Transferred Subsidiaries, (b) assuming the making and the obtaining of the Governmental Approvals referred to in Section 4.03 of this Agreement and Section 4.03 of the Company Disclosure Schedule, conflict with or violate any Law or Governmental Order applicable to the Company or any of the Transferred Subsidiaries or by which any of them or any of their respective properties or assets is bound or subject or any Permit, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of consent, termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company or any of the Transferred Subsidiaries pursuant to, the Real Property Lease or any Material Contract to which the Company or any of the Transferred Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c) of this Section 4.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.05.    Financial Information; Absence of Undisclosed Liabilities.
(a)    Section 4.05(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Company and the Transferred Subsidiaries as of December 31, 2013, (ii) the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries as of March 31, 2014, (iii) the audited consolidated statement of income, shareholders’ equity and cash flows of the Company and the Transferred Subsidiaries for the two-year period ended December 31, 2013 and (iv) the unaudited consolidated statement of income, shareholders’ equity and cash flows of the Company and the Transferred Subsidiaries for the quarterly period ended March 31, 2014 (the balance sheets, the statements of income, the statements of shareholders’ equity and the statement of cash flows referred to in clauses (i) through (iv) of this Section 4.05(a) being collectively referred to herein as the “Financial Statements”). The Financial Statements (except as expressly set forth in the notes to such Financial Statements) have been prepared in accordance with GAAP and consistent with past practice of the Company, and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations of the Company and the Transferred Subsidiaries as of their respective dates and for the respective periods covered thereby, except that the Financial Statements referred to in clauses (ii) and (iv) of this Section 4.05(a) do not contain footnotes or other presentation items and are subject to normal year-end adjustments.
(b)    The following statutory statements have been made available to the Acquiror prior to the date hereof, in each case together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the audited consolidated statutory annual statements of the Insurance Subsidiaries for the years ended December 31, 2012 and December 31, 2013, in each case as required to be filed with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiaries and (ii) the unaudited statutory quarterly statement of each Insurance Subsidiary for the quarterly period ended March 31, 2014, in each case to the extent such statement is required to be filed, and, if required, as required to be filed, with the insurance regulatory authority of the jurisdiction of domicile of such Insurance Subsidiary. Each of the Statutory Statements (except as expressly set forth in the notes to such Statutory Statements) has been prepared in accordance with SAP and is consistent with past practice of the applicable Insurance Subsidiaries and presents fairly, in all material respects, the statutory financial position and results of operations of such Insurance Subsidiaries as of their respective dates or for the respective periods covered thereby.
(c)    Except for (i) liabilities specifically identified and reserved for in the Financial Statements or the Statutory Statements, in each case as of December 31, 2013, (ii) liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2013, (iii) Company Transaction Expenses and (iv) liabilities and obligations that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole, there are no liabilities or obligations of the Company or any of the Transferred Subsidiaries of any nature or type that would be required under GAAP to be reflected on a consolidated financial statement of the Company and the Transferred Subsidiaries or that would be required under SAP to be reflected on a statutory statement of an Insurance Subsidiary. As of the date hereof, since March 31, 2014, except as set forth in Section

4.05(c) of the Company Disclosure Schedule, neither the Company nor any Transferred Subsidiary has (x) incurred or paid any Company Transaction Expenses or Affiliate Agreement Payments, (y) granted any new SARs or (z) granted any other retention, kicker, change of control or bonus arrangement to any current or former employee, independent contractor or consultant of the Company or any Transferred Subsidiary except as contemplated by the Retention Award Letters set forth on Section 4.12 of the Company Disclosure Schedule.
Section 4.06.    Absence of Certain Changes. Except as contemplated by this Agreement, from December 31, 2013 to the date hereof, the Company and the Transferred Subsidiaries have conducted the Business in the Ordinary Course of Business, and there has not occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.07.    Absence of Litigation. There are no Actions (other than claims under or in connection with Insurance Contracts in the Ordinary Course of Business) pending or, to the Knowledge of the Company and as of the date hereof, threatened in writing against the Company or any of the Transferred Subsidiaries, and there are no Actions (other than claims under or in connection with Insurance Contracts in the Ordinary Course of Business) pending or, as of the date hereof, threatened in writing by the Company or any Transferred Subsidiary against any Person, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.08.    Compliance with Laws. The Company and the Transferred Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with applicable Laws (including any applicable Laws regulating the insurance business and eligibility criteria for surplus lines insurers established under the subtitle of Title V of the Dodd-Frank Wall Street Reform and Consumer Protection Action of 2010 entitled the “Nonadmitted and Reinsurance Reform Act”) and Governmental Orders that, in each case, are or were applicable to them or the conduct or operation of the Business or ownership or use of any of their respective properties, assets or Permits that are material to the operation of the Business. To the Knowledge of the Company, no investigation or review by any Governmental Authority concerning any possible violation by the Company or any Transferred Subsidiary of such Laws or Governmental Orders is pending or threatened in writing. None of the Company or the Transferred Subsidiaries is, as of the date hereof, a party to, bound by, or subject to, any Governmental Order that is or would reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole. Neither the Company nor any of the Transferred Subsidiaries has been notified in writing since January 1, 2012 by any Governmental Authority that it is considering issuing or requesting any such Governmental Order.
Section 4.09.    Governmental Permits.
(a)    The Company and the Transferred Subsidiaries hold, and have held since January 1, 2012, all governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used, respectively, on the date hereof (collectively, the

“Permits”), except those the absence of which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the operation of the Business.
(b)    All Permits that are material to the operation of the Business, are valid and in full force and effect, and the Company and the Transferred Subsidiaries, as applicable, are in compliance in all material respects with such Permits. None of the Company or the Transferred Subsidiaries is the subject of any pending or, to the Knowledge of the Company and as of the date hereof, threatened in writing Action seeking the revocation, suspension, termination, modification or impairment of any Permit that is material to the operation of the Business.
(c)    Except for limitations imposed by Laws that are generally applicable to insurance companies within the State of New Hampshire, there is no Governmental Order that would be binding on the Company or any of the Transferred Subsidiaries following the Closing that prohibits or restricts the payment of shareholder dividends or other shareholder distributions by the Company or any of the Transferred Subsidiaries.
Section 4.10.    Intellectual Property.
(a)    Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of the Transferred Subsidiaries. The Registered Intellectual Property and all other Intellectual Property owned by the Company or any of the Transferred Subsidiaries that is material to the operation of the Business is owned free and clear of any Liens (other than Permitted Liens), and the Company and each of the Transferred Subsidiaries has the right to use all such Intellectual Property in the Business as currently conducted.
(b)    To the Knowledge of the Company, the operation of the Business by the Company and the Transferred Subsidiaries does not infringe, violate or misappropriate the Intellectual Property rights of any third party. As of the date hereof and for the two (2) years prior to the date hereof, none of the Company or the Transferred Subsidiaries has received any written claim or notice or, to the Knowledge of the Company, any threatened claim or notice (including in the form of offers or invitations to obtain a license) in writing from any Person alleging that the Company or any of the Transferred Subsidiaries is engaging in any activity that infringes upon, violates or misappropriates any Intellectual Property right of such Person or challenging the ownership, use, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of the Transferred Subsidiaries.
(c)    As of the date hereof, to the Knowledge of the Company, (i) the Registered Intellectual Property (excluding any applications for registration) owned by the Company or any of the Transferred Subsidiaries that is material to the operation of the Business is valid and enforceable and (ii) no Person is infringing upon, violating or misappropriating the rights of the Company or any of the Transferred Subsidiaries in any material Intellectual Property that is owned by the Company or any of the Transferred Subsidiaries.
(d)    The Company and each Transferred Subsidiary have taken commercially reasonable measures to protect the confidentiality of customer information and material Trade

Secrets collected, owned or held by the Company and each Transferred Subsidiary and to protect the foregoing against unauthorized access to, or use, modification or misuse. To the Knowledge of the Company, (i) no third party to any nondisclosure agreement with the Company or any Transferred Subsidiary is in breach, violation or default thereof, and (ii) there has not been any unauthorized disclosure or use of, or access to, any such customer information, Trade Secret or information technology systems. The Company and the Transferred Subsidiaries undertake commercially reasonable measures intended to identify any virus, Trojan horse, backdoor or other code or feature designed to enable access to, or to damage or disable, Software without authorization (“Malicious Code”) in the material Software used in the Business. No employee of the Company or a Transferred Subsidiary, or third party developer or consultant engaged by the Company or a Transferred Subsidiary, has incorporated any Malicious Code into any material Software owned by the Company or a Transferred Subsidiary. To the Knowledge of the Company, the material Software owned by the Company or used in the Business does not contain any Malicious Code.
(e)    Each current and former consultant and individual that has delivered, developed, contributed to, modified or improved material Intellectual Property owned or purported to be owned by the Company or any Transferred Subsidiary has assigned to the Company or such Transferred Subsidiary all of such consultant’s and individual’s rights in such development, contribution, modification or improvement.
(f)    Neither the Company nor any Transferred Subsidiary has used or distributed any Open Source Software in a manner that (i) requires, as a condition of its use or distribution, the disclosure, licensing, or distribution of any Software source code owned by the Company or any of the Transferred Subsidiaries or (ii) otherwise imposes an obligation to distribute any Software owned by the Company or any of the Transferred Subsidiaries on a royalty-free basis.
(g)    The Company and each Transferred Subsidiary have been in compliance with their own rules, policies, procedures and written public statements relating to privacy, data protection and the collection and use of customer information collected, used held for use or accessed in the course of the operation of the Business. No claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company or any Transferred Subsidiary alleging a violation of any person’s privacy or personal information or data rights.
(h)    Notwithstanding any provision herein to the contrary, this Section 4.10 contains the sole and exclusive representations and warranties in this Agreement regarding the subject matter covered by this Section 4.10, including, for the avoidance of doubt, the non-infringement, non-misappropriation and non-violation of Intellectual Property rights of any third party.
Section 4.11.    Material Contracts. Section 4.11 of the Company Disclosure Schedule lists each of the Material Contracts as in effect on the date hereof. Each Material Contract is a valid and binding obligation of the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Company, as of the date hereof, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each such Material Contract is enforceable against the Company or the Transferred Subsidiary (as applicable) that is party thereto and, to the Knowledge of the Company, as of the date hereof, each other party to such Material Contract in accordance with its terms (subject in each case to the Bankruptcy and Equity Exception), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Company, as of the date hereof, any other party to a Material Contract, is in default or breach of a Material Contract and, to the Knowledge of the Company, as of the date hereof, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to the Acquiror a true and complete copy of each Material Contract (including any amendments, modifications, or supplements thereto) in effect on the date hereof.
Section 4.12.    Employee Benefits; Labor.
(a)    Section 4.12(a) of the Company Disclosure Schedule sets forth a list of all material Benefit Plans. The term “Benefit Plans” means (i) ”employee benefit plans” as defined in Section 3(3) of ERISA or (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs or agreements that in each case is established or maintained by the Company or any of the Transferred Subsidiaries or to which the Company or any of the Transferred Subsidiaries contributes or is obligated to contribute, for the benefit of any of the employees or other service providers of the Company or any of the Transferred Subsidiaries. The Company has delivered or made available to the Acquiror copies of all the Benefit Plans (or for unwritten plans, true and complete summaries thereof).
(b)    Each Benefit Plan has been operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for any non-compliance that, individually or in the aggregate, would not be material to the Company and the Transferred Subsidiaries, taken as a whole. None of the Company or the Transferred Subsidiaries has engaged in a transaction with respect to any Benefit Plan that would subject the Company or any Transferred Subsidiary or any Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material to the Company and the Transferred Subsidiaries, taken as a whole. Each Benefit Plan, which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of such determination letter.

(c)    No Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA, a “multiemployer plan” or a “multiple employer plan” as those terms are defined in ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate which has not been satisfied in full and no event has occurred and no condition exists that would reasonably be expected to result in the Company or any ERISA Affiliate incurring a material liability under Title IV of ERISA. No Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
(d)    Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, independent contractor or consultant to any payment or benefit (including severance pay or any material increase in severance pay (other than severance pay required by any applicable Law)), (ii) directly or indirectly cause the Company or any Transferred Subsidiary to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iii) otherwise give rise to any material liability under any Benefit Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or (v) accelerate the time of payment or vesting under any Benefit Plan.
(e)    None of the Company or the Transferred Subsidiaries has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) coverage that continues during an applicable severance period.
(f)    Neither the Company nor any of the Transferred Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or like organization. To the Knowledge of the Company, (i) there are no activities or proceedings of any labor organization or group of employees to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization and (ii) there is no pending or threatened strike, lockout, slowdown or work stoppage.
Section 4.13.    Insurance Issued by Insurance Subsidiaries.
(a)    Since January 1, 2012, all benefits due and payable under the Insurance Contracts issued by any of the Insurance Subsidiaries have been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which an Insurance Subsidiary reasonably believes there is a basis to contest payment and subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    All policy or other contract forms, including the Insurance Contracts, and rates in use by any of the Insurance Subsidiaries and all endorsements, applications and certificates pertaining thereto, as and where required by applicable insurance Laws, have been either filed and approved or filed and non-disapproved by all applicable Governmental

Authorities regulating the insurance business, subject to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    There are no material unpaid claims or assessments made against any Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund.
(d)    Each of the Company and the Transferred Subsidiaries has complied with all applicable Laws relating to Tax information reporting or the withholding of Taxes with respect to Insurance Contracts issued by it and has duly and timely withheld from amounts due and payable by it under Insurance Contracts to any policyholder, contractholder, beneficiary or third party and has paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over, subject, in each case, to such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(e)    Except for the 2011 Reinsurance Pooling Agreement, dated January 1, 2011, between Western World Insurance Company, Stratford Insurance Company, and Tudor Insurance Company, the Insurance Subsidiaries do not provide reinsurance to any Person.
(f)    To the Knowledge of the Company, no Insurance Contract would be required to be disclosed on Section 4.11 of the Company Disclosure Schedule as being responsive to any of the categories contained in clauses (a)(iii)-(xi) of the definition of “Material Contract” if the words “(other than the Real Property Lease, any Producer Contract or any Insurance Contract)” were removed from clause (a) of the definition of “Material Contract”.
Section 4.14.    Ceded Reinsurance. Section 4.14 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all currently in force reinsurance treaties and agreements with third-party reinsurers under which any of the Insurance Subsidiaries has ceded material liabilities and has any material existing rights or obligations (“Third Party Reinsurance Contracts”). No Insurance Subsidiary is a party to any mandatory property and casualty shared market mechanisms or pooling arrangements in the states in which such Insurance Subsidiary operates, or any fronting arrangements, in each case, under which any material obligations remain outstanding. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Insurance Subsidiaries or, to the Knowledge of the Company and as of the date hereof, any of the other parties thereto, is in default under any such Third Party Reinsurance Contract. Since January 1, 2012 until the date hereof, neither the Company nor any of the Transferred Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the Insurance Subsidiaries will be uncollectible in the Ordinary Course of Business or otherwise defaulted upon.
Section 4.15.    Producers; Sales Practices.
(a)    To the Knowledge of the Company, each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that wrote, sold, produced or marketed any Insurance Contracts for any of the Insurance Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such Insurance Contracts, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the applicable Insurance Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Producer, nor any Affiliate of any Producer, has any right to receive any payment based on the profitability or financial performance of any of the Insurance Contracts.
(b)    To the Knowledge of the Company, no Producer has been since January 1, 2013, or is currently, in violation (or with or without notice or lapse of time or both would be in violation) of any insurance Law applicable to the writing, sale, production or marketing of the Insurance Contracts for any of the Insurance Subsidiaries, including (i) all applicable Laws relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, except, in each case, for such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    There are no Actions pending or, to the Knowledge of the Company, as of the date hereof, threatened in writing against any of the Insurance Subsidiaries with respect to the sale or marketing of any Insurance Contracts, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d)    To the Knowledge of the Company, no Producer Contract would be required to be disclosed on Section 4.11 of the Company Disclosure Schedule as being responsive to any of the categories contained in clauses (a)(iii)-(xi) of the definition of “Material Contract” if the words “(other than the Real Property Lease, any Producer Contract or any Insurance Contract)” were removed from clause (a) of the definition of “Material Contract”.
Section 4.16.    Investment Assets. Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of the investment assets beneficially owned by each of the Insurance Subsidiaries as of March 31, 2014 that are of the type required to be disclosed in the Statutory Statements, excluding the Capital Stock in any of the Transferred Subsidiaries (the assets set forth on Section 4.16 of the Company Disclosure Schedule, the “Investment Assets”). Each of the Insurance Subsidiaries has good title to all of the material Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens. As of the date hereof, all Investment Assets that are or have been beneficially owned by the Insurance Subsidiaries have been acquired, transferred, sold, leased, exchanged or otherwise disposed of, in all material respects, in accordance with the investment guidelines of the Company or the Transferred Subsidiaries, as applicable.

Section 4.17.    Insurance. As of the date hereof, all current property and liability insurance policies covering any of the Company and the Transferred Subsidiaries are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by the Company or any of the Transferred Subsidiaries and, to the Knowledge of the Company, none of the Company or the Transferred Subsidiaries is in default of any provision thereof, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.18.    Real Property.
(a)    As of the Closing Date, none of the Company or the Transferred Subsidiaries owns, beneficially or of record, any real property or interests in real property, excluding any real property or interests in real property that are Investment Assets or would have been Investment Assets if beneficially owned by any of the Insurance Subsidiaries as of March 31, 2014.
(b)    Section 4.18(b) of the Company Disclosure Schedule sets forth the only lease with respect to real property leased as of the date hereof by the Company or any Transferred Subsidiary, as lessee (the “Real Property Lease”; the real property specified in such lease being referred to herein as the “Leased Real Property”). A true and complete copy of the Real Property Lease (including all amendments, modifications and supplements thereto) has been made available to the Acquiror prior to the date hereof. The Transferred Subsidiary that is the lessee with respect to the Real Property Lease has a valid and enforceable leasehold interest under such Real Property Lease, subject to the Bankruptcy and Equity Exception and, as of the date hereof, neither the Company nor such Transferred Subsidiary has received any written notice of any default under the Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default under the Real Property Lease, except, in each case, for such invalidity, unenforceability or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.19.    Taxes.
(a)    All material Tax Returns required to be filed by or on behalf of the Company and each of the Transferred Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes (whether or not shown due on such Tax Returns) required to be paid by any of the Company and the Transferred Subsidiaries have been fully and timely paid, except to the extent such Taxes have been reflected and accrued for on the Financial Statements. Neither the Company nor any Transferred Subsidiary has waived (or agreed to an extension of) any statute of limitations in respect of any income or other material Taxes, which waiver (or extension) is currently in effect. None of the Company or the Transferred Subsidiaries has any

material unpaid liability for Taxes other than that which has been reflected and accrued on the Financial Statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of the Transferred Subsidiaries.
(b)    The Company and each of the Transferred Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Tax Authority all Taxes required to be so withheld and paid over.
(c)    All material deficiencies asserted in writing or material assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of the Company or any of the Transferred Subsidiaries have been fully paid, and no other material audits or material investigations by any Tax Authority relating to any Tax Returns of the Company or any of the Transferred Subsidiaries are in progress with respect to which the Company or any of the Transferred Subsidiaries has received written notice from a Tax Authority.
(d)    Neither the Company nor any Transferred Subsidiary is a party to any Tax allocation, sharing or indemnification agreements with an entity other than the Company or a Transferred Subsidiary pursuant to which it will have any obligation to make any payments after the Closing Date.
(e)    There are no Liens for Taxes upon any assets of the Company or any Transferred Subsidiary except for Permitted Liens.
(f)    Neither the Company nor any of the Transferred Subsidiaries will be required to include any material item of income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing or similar agreement with any Tax Authority executed on or prior to the Closing Date, (ii) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iv) installment sale or open transaction disposition made on or before the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.
(g)    Neither the Company nor any of the Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(h)    Neither the Company nor any of the Transferred Subsidiaries (i) has been a member of an affiliated group for U.S. federal, state or local Tax law purposes (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any person (other than the Company or any of the Transferred Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law.
(i)    The representations and warranties made in Section 4.12 with respect to Taxes, Section 4.13(c), Section 4.13(d) and this Section 4.19 are the only representations and warranties made by the Company with respect to matters relating to Taxes (including Tax Returns, Tax sharing agreements, Tax claims and Actions related to Taxes).
Section 4.20.    Reserves. The reserves for payment of insurance policy benefits, losses, claims and expenses of each Insurance Subsidiary as set forth in the Statutory Statements as of December 31, 2013 (a) were calculated, in all material respects, in accordance with SAP and (b) were calculated on the basis of assumptions consistent, in all material respects, with those used in computing the corresponding items in the Statutory Statements as of December 31, 2012. For clarity, the Company makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience or profitability arising from the Business or that the reserves held by or on behalf of any of the Insurance Subsidiaries or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
Section 4.21.    Risk-Based Capital. The Company has made available to the Acquiror true and complete copies of all material analyses and reports submitted by the Company or any Insurance Subsidiary to any insurance regulatory authority during the twelve (12) months prior to the date hereof relating to each Insurance Subsidiary’s respective risk-based capital calculations.
Section 4.22.    Investment Company. Neither the Company nor any Transferred Subsidiary is an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940.
Section 4.23.    Regulatory Filings. The Company has made available for inspection by the Acquiror (a) true and complete copies of any material reports of examination (including financial, market conduct and similar examinations) of any Insurance Subsidiary issued by any insurance regulatory authority, in any case, since December 31, 2010 and prior to the date hereof and (b) a list of all material Holding Company System Act filings or submissions made by any Insurance Subsidiary with any insurance regulatory authority since December 31, 2010 and prior to the date hereof. All material deficiencies or violations noted in the examination reports described in clause (a) of this Section 4.23 have been resolved to the reasonable satisfaction of the insurance department that noted such deficiencies or violations. Since December 31, 2010, no fine or penalty has been imposed or, to the Knowledge of the Company, threatened in writing on any Insurance Subsidiary by any Governmental Authority that regulates insurance. None of the Insurance Subsidiaries is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

Section 4.24.    Affiliate Agreements. Section 4.24 of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of all written Affiliate Agreements. True and correct copies of all such Affiliate Agreements (including any amendments, modifications, or supplements thereto) have been made available to the Acquiror prior to the date hereof.
Section 4.25.    Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates. The Company is solely responsible for any fees and expenses payable to Goldman, Sachs & Co.
Section 4.26.    Company Assets. The Company and/or the Transferred Subsidiaries have good and valid title to all tangible personal property and assets (other than investment assets) owned by it or them that are material to the operation of the Business and the Transferred Subsidiaries, free and clear of all Liens except Permitted Liens. No Intellectual Property owned by any Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries) is used by the Company or any Transferred Subsidiary.
Section 4.27.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the Escrow Agreement, neither the Company nor any other Person makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Company, the Transferred Subsidiaries, the Business, this Agreement or the transactions contemplated by this Agreement, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities or to the accuracy or completeness of any information regarding the Company furnished or made available to the Acquiror (including any information, documents or material made available to the Acquiror in the electronic documentation site established by Intralinks, Inc. on behalf of the Company, in management presentations or in any other form in expectation of the transactions contemplated hereby). For the avoidance of doubt, none of the Company nor its Affiliates nor any of its or their respective Representatives makes any representations or warranties to the Acquiror or any other Person regarding the probable success or profitability of the Company, the Transferred Subsidiaries or the Business (whether before or after the Closing).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
Except as expressly set forth in the notes to the Parent Financial Statements as of December 31, 2013 (solely to the extent the relevance of the applicable disclosure in such notes as an exception to the applicable representations and warranties contained in this Article V would be readily apparent on its face to an individual who has read such disclosure and such representations and warranties) or as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Sellers and the Company by the Acquiror on the date of this Agreement (the “Acquiror Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosed with respect to another section or subsection of the Acquiror Disclosure Schedule to which the relevance of such item is readily apparent on its face), the Acquiror (and, in the case of Section 5.08, Parent) hereby represents and warrants to the Sellers and the Company as follows:
Section 5.01.    Incorporation and Authority of the Acquiror.
(a)    Each of Parent and the Acquiror is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other organizational power and authority to conduct its business as presently conducted. Each of Parent and the Acquiror is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification and good standing necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
(b)    Each of Parent and the Acquiror has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement.
(c)    The execution and delivery by each of Parent and the Acquiror of this Agreement and the consummation by each of Parent and the Acquiror of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of each of Parent and the Acquiror. This Agreement has been duly executed and delivered by each of Parent and the Acquiror.
(d)    Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of Parent and the Acquiror, enforceable against each of them in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception.
Section 5.02.    Consents and Approvals. Except as related to the identity or regulatory status of the Company or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 5.02 of the Acquiror Disclosure Schedule, the execution and delivery by Parent and the Acquiror of this Agreement, and the consummation by Parent and the Acquiror of the transactions contemplated by this Agreement will not, require any Governmental Approval to be obtained or made by Parent or the Acquiror, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.03.    No Conflict. The execution and delivery by Parent and the Acquiror of, and the consummation by Parent and the Acquiror of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the organizational documents of Parent or the Acquiror, (b) assuming the making and the obtaining of the Governmental Approvals referred to in Section 5.02 of this Agreement and Section 5.02 of the Acquiror Disclosure Schedule, conflict with or violate any Law or Governmental Order applicable to Parent or any of its Subsidiaries or by which any of them or any of their respective properties or assets are bound or subject or any Acquiror Permit or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of consent, termination, acceleration or cancellation of or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Parent or any of its Subsidiaries pursuant to, any material Contract or any note, bond, loan or credit agreement, mortgage or indenture to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c) of this Section 5.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.04.    Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Acquiror and as of the date hereof, threatened in writing against Parent or any of its Subsidiaries or any of their respective assets, properties or businesses that (i) question the legality of the transactions contemplated by this Agreement or (ii) individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.05.    Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of any of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.
Section 5.06.    Financial Ability.
(a)    The Acquiror or Parent has available, and will have at the Closing, all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.
(b)    The (i) audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2013 and related consolidated statements of comprehensive income, shareholders’ equity and cash flows, in each case, as of December 31, 2013, as filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and (ii) unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2014 and related consolidated statements of comprehensive income, shareholders’ equity and cash flows, in each case, as of the three months ended March 31, 2014, as filed with the SEC as an exhibit to Parent’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (the financial statements referred to in (i) and (ii) above, collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP and consistent with past practice of Parent, and present fairly, in all material respects, the consolidated financial condition and consolidated results of operations of Parent and its Subsidiaries as of their respective dates and for the respective periods covered thereby.
Section 5.07.    Compliance with Law; Governmental Orders.
(a)    Parent and its Subsidiaries are, and since January 1, 2012 have been, in compliance with applicable Laws (including any applicable Laws regulating the insurance business) and Governmental Orders that, in each case, are or were applicable to them or the conduct or operation of their respective businesses or ownership or use of any of their respective properties, assets or Acquiror Permits, except for violations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of the Acquiror, no investigation or review by any Governmental Authority concerning any possible violation by Parent or the Acquiror of any such Laws or Governmental Orders is pending or threatened.
(b)    None of Parent or any of its Subsidiaries and none of their respective properties or assets is, as of the date hereof, a party to, bound by, or subject to, any Governmental Order, except for those Governmental Orders that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. None of Parent or any of its Subsidiaries has been notified in writing since January 1, 2012 by any Governmental Authority that it is considering issuing or requesting any such Governmental Order.
(c)    Since January 1, 2012, none of Parent or any of its Subsidiaries has agreed with any Governmental Authority, nor has Parent or any of its Subsidiaries been the subject of any Governmental Order, requiring that Parent or any of its Subsidiaries take any material action or accept any material restriction or material limitation in connection with any acquisition by Parent or any of its Subsidiaries of any Person (i) organized under the laws of the United States or any of its political subdivisions or (ii) subject to the jurisdiction of any United States Governmental Authority or any Governmental Authority of any State or other political subdivision of the United States.
(d)    As of the date hereof, no Governmental Authority, with respect to which a Governmental Approval is required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement, has, to the Knowledge of the Acquiror, indicated to Parent or the Acquiror an intent to take any action or fail to take any action that is reasonably likely to prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(e)    Parent and its Subsidiaries hold, and have held since January 1, 2012, all registrations, filings, licenses, permits, approvals or authorizations issued or granted by

Governmental Authorities necessary to conduct their respective businesses and to own or use their respective assets and properties (collectively, the “Acquiror Permits”), except those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. All such material Acquiror Permits are valid and in full force and effect and except as would not reasonably be expected to have an Acquiror Material Adverse Effect, Parent and its Subsidiaries are in compliance with all such material Acquiror Permits.
(f)    Since January 1, 2012, Parent and its Subsidiaries have timely filed, in all material respects, all material forms, statements, reports and other filings, together with any amendments required to be filed with respect thereto, that were required to be filed with any Governmental Authority pursuant to applicable Laws, and such forms, statements, reports and other filings and amendments so filed were prepared or, if not yet filed, will be prepared, in all material respects, in accordance with the applicable requirements of applicable Laws, and has paid, in all material respects, all fees and assessments due and payable in connection therewith.
Section 5.08.    Other Representations. Parent and the Acquiror acknowledge and agree that (i) except as set forth in the Escrow Agreement, the only representations and warranties, covenants and agreements made by any Seller, the Company, any of their respective Affiliates or their respective Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Articles III and IV, none of the Sellers, the Company or any of their respective Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any of the Sellers, the Company, their respective Affiliates, the Transferred Subsidiaries, the Business, this Agreement or the transactions contemplated by this Agreement, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities and (iii) none of the Sellers, the Company nor any of their respective Affiliates or their respective Representatives makes any representation or warranty as to the probable success or profitability of the Company, the Transferred Subsidiaries or the Business (whether before or after the Closing). Except for the representations and warranties contained in Articles III and IV, neither Parent nor the Acquiror has relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Sellers, the Company or any of their respective Affiliates or their respective Representatives, and Parent and the Acquiror acknowledge and agree that none of the Sellers, the Company, their respective Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Parent or the Acquiror by any Representative of any Seller, the Company or any of their respective Affiliates). Parent and the Acquiror acknowledge, agree with and affirm that, except as expressly set forth in Section 4.20, none of the Sellers, the Company or any of their respective Affiliates or their respective Representatives makes any representation or warranty (express or implied) with respect to (a) the adequacy or sufficiency of the reserves of any of the Insurance Subsidiaries, (b) whether or not the reserves of any of the Insurance Subsidiaries were determined in accordance with any actuarial, statutory or other standard, (c) the effect of the adequacy or sufficiency of the reserves of any of the Insurance Subsidiaries on any “line item” or asset, liability or equity amount or (d) the future experience or profitability arising from the Business or that the reserves held by the Insurance Subsidiaries or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
Section 5.09.    No Acquiror Material Adverse Effect. Since January 1, 2014, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.10.    Brokers. Except for Greenhill & Co, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates. Parent or the Acquiror is solely responsible for any fees and expenses payable to Greenhill & Co, LLC.
Section 5.11.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and the Escrow Agreement, neither the Acquiror nor any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, this Agreement or the transactions contemplated by this Agreement.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01.    Conduct of Business Prior to the Closing. During the period from the date hereof through the Closing, except (a) as otherwise required by this Agreement or applicable Law, (b) for matters identified in Section 6.01 of the Company Disclosure Schedule or (c) as the Acquiror otherwise consents to in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Transferred Subsidiaries to, (x) conduct the Business in the Ordinary Course of Business, (y) use commercially reasonable efforts to preserve intact their respective business organizations and operations and maintain their current significant relationships and goodwill with employees, policyholders, Producers, reinsurers, customers, suppliers and service providers of and to their respective businesses and Governmental Authorities and (z) not do any of the following:
(i)    (A) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company or any of the Transferred Subsidiaries or (B) repurchase, redeem, repay or otherwise acquire any outstanding shares of Capital Stock of the Company or any of the Transferred Subsidiaries;
(ii)    transfer, issue, sell, pledge, encumber or dispose of any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries or

grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock or other securities of the Company or any of the Transferred Subsidiaries;
(iii)    effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of the Company or any of the Transferred Subsidiaries;
(iv)    amend the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of the Transferred Subsidiaries;
(v)    voluntarily dissolve, liquidate or wind-up or voluntarily enter into any bankruptcy or similar proceedings, including assigning any of the assets of the Company or any of the Transferred Subsidiaries for the benefit of a creditor;
(vi)    enter into any new lines of business or introduce any new material products or services;
(vii)    make any material change in the methods, policies, practices, investment guidelines, or principles of the Company or any of the Transferred Subsidiaries in effect on the date hereof or adopt any new methods, policies, practices, investment guidelines or principles of the Company or any of the Transferred Subsidiaries, in each case with respect to reserving, hedging, underwriting, claims administration, pricing, risk management, asset management, reinsurance or accounting methodology (other than any change required by applicable Laws, SAP or GAAP, as applicable);
(viii)    purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets (other than transactions occurring in the Ordinary Course of Business that are not material to the Business and other than transactions with respect to investment assets) or enter into any lease of real property or make any capital expenditure (other than any capital expenditure contemplated by any Contract to which the Company or a Transferred Subsidiary is a party that is in effect as of the date hereof and for which a copy has been made available to the Acquiror prior to the date hereof) for which the aggregate consideration paid or payable in any individual transaction is in excess of $250,000 or in the aggregate in excess of $1,000,000 or permit any material property or assets to become subject to any Liens, other than Permitted Liens;
(ix)    incur any indebtedness for borrowed money from third party financing sources (other than current trade accounts payables incurred in respect of property or services purchased in the Ordinary Course of Business and letters of credit issued in the Ordinary Course of Business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans, advances or capital contributions to, or investments in, any other Person, other than the purchase of investment assets, for individual amounts in excess of $250,000 or in the aggregate in excess of $1,000,000;

(x)    (A) enter into any reinsurance or similar Contract, whether as reinsurer or reinsured or enter into any Material Contract or (B) amend (in any material respect) or assign, terminate, renew or extend the Real Property Lease or any Material Contract or amend (in any respect detrimental to the Company or any Transferred Subsidiary or otherwise material) or assign, renew or extend any Affiliate Agreement except, with respect to any Material Contract that is a Producer Contract, for such entries, amendments, terminations, renewals or extensions in the Ordinary Course of Business;
(xi)    except as required by any Benefit Plan in existence on the date hereof and made available to the Acquiror prior to the date hereof, (A) grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation (including SARs), pension or other benefits, or pay any bonus of any kind or amount whatsoever to (including SARs), any current or former employee or service provider of the Company or any Transferred Subsidiary, other than the payment of cash bonuses in an aggregate amount not in excess of $100,000 or (B) establish, adopt, increase, enter into, renew, terminate or amend any Benefit Plan; provided, that in no case shall the Company issue Shares to any Person that is not a Seller without such Person becoming a party to this Agreement;
(xii)    sell, transfer, assign, abandon, allow to lapse or license to any third Person any rights in any material Intellectual Property owned or licensed by the Company or a Transferred Subsidiary, in each case other than in the Ordinary Course of Business;
(xiii)    enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(xiv)    (A) waive any material claims or rights of, or cancel any debts to, the Company or any Transferred Subsidiary or pay, discharge, compromise or satisfy any material liabilities, other than the payment, discharge, compromise or satisfaction of liabilities in the Ordinary Course of Business or (B) (1) settle or compromise any Action or threatened in writing Action (in each case, except for claims under Insurance Contracts within applicable policy limits) or (2) enter into any settlement or compromise with any Governmental Authority, in the case of both (1) and (2), that involves solely cash payments not for individual settlements or compromises in excess of $250,000 or in the aggregate in excess of $1,000,000;
(xv)    (A) file any amended income or other material Tax Return, (B) settle or compromise any material Tax liability, claim or assessment, (C) make, rescind or change any Tax election other than in the Ordinary Course of Business, (D) consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes, (E) change any annual Tax accounting period or method of Tax accounting, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund; or

(xvi)    enter into any legally binding commitment with respect to any of the foregoing.
Section 6.02.    Access to Information.
(a)    From the date hereof until the Closing Date, subject to any applicable Law, upon reasonable prior notice, the Company shall, and shall cause each of the Transferred Subsidiaries and each such Person’s respective Representatives to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Transferred Subsidiaries, (ii) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the Company and the Transferred Subsidiaries as the Acquiror may from time to time reasonably request and (iii) make available to the Representatives of the Acquiror the employees and Representatives of the Company and the Transferred Subsidiaries whose assistance and expertise is reasonably requested by the Acquiror in connection with the Acquiror’s preparation to integrate the Company, the Transferred Subsidiaries and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement; provided, further, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company or the Transferred Subsidiaries; provided, further, that the auditors and independent accountants of the Company and the Transferred Subsidiaries shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by the Company, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Sellers, the Company and the Transferred Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 6.02(a). The Acquiror shall reimburse the Company promptly for any reasonable out-of-pocket expenses incurred by the Company and any of its Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates in connection with this Section 6.02(a).
(b)    In addition to the provisions of Section 6.03, from and after the Closing Date, subject to Section 6.04(b), to the extent reasonably requested in connection with any Actions against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements or Tax Returns or other documents related to Tax matters of, any Seller and subject to any applicable Law, upon reasonable prior notice, the Acquiror shall, and shall cause the Company and the Transferred Subsidiaries and their respective Representatives to, (i) afford such Seller and its Affiliates and Representatives reasonable access, during normal business hours, to the books, data, files, information and records of the Company and the Transferred Subsidiaries and the businesses conducted by them (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) relating to periods ending on or prior to the Closing Date and (ii) furnish to such Seller and its Affiliates and Representatives such additional financial data and other information regarding the

Company and the Transferred Subsidiaries and the businesses conducted by them as such Seller and its Affiliates or Representatives may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) relating to periods ending on or prior to the Closing Date; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by the Acquiror, each Seller shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of the Acquiror and its Affiliates with respect to any information to be provided to such Seller or its Affiliates or Representatives pursuant to this Section 6.02(b). Each Seller shall reimburse the Acquiror promptly for any reasonable out-of-pocket expenses incurred by the Acquiror and its Affiliates in complying with any request by or on behalf of such Seller or its Affiliates or Representatives in connection with this Section 6.02(b). Notwithstanding anything to the contrary contained herein, the Acquiror, the Company and the Transferred Subsidiaries and their respective Affiliates and Representatives shall not be required to provide the foregoing access or information in connection with, or related to, any claim, action, litigation, dispute or controversy between (x) the Acquiror or its Affiliates or Representatives, on the one hand, and (y) the Sellers, the Sellers’ Representative or any of their respective Affiliates or Representatives, on the other hand, and no access or information provided pursuant to this Section 6.02(b) may be used by the recipient for any purpose other than the purpose permitted by this Section 6.02(b) under which the recipient requested such access or information.
(c)    Notwithstanding anything to the contrary contained in this Section 6.02, none of the Company, the Transferred Subsidiaries or the Acquiror shall be required to disclose, or cause its Affiliates or its or its Affiliates’ respective Representatives to disclose, to another party or any of its Affiliates or any of their respective Representatives (or provide access to any offices, properties, books or records or any of its Affiliates that could result in the disclosure to such Persons or others of) any information that is subject to a confidentiality agreement or obligation prohibiting its disclosure or that is privileged, nor shall the Company or the Acquiror be required to permit, cause its Affiliates or its or its Affiliates’ respective Representatives to permit, or cause others to permit another party or any of its Affiliates, or any of their respective Representatives to have access to or to copy or remove from the offices or properties of such party or any of its Affiliates any documents or other materials that might reveal any such information that is subject to a confidentiality agreement or obligation prohibiting its disclosure or that is privileged; provided, however, that the party hereto from which access or information is being requested shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon the reasonable written request of the party hereto requesting such access or information and the parties hereto shall cooperate in seeking to find a way to allow disclosure of privileged information requested pursuant to this Section 6.02 without causing such privilege to be lost. For the avoidance of doubt, Section 6.02(b) and this Section 6.02(c) shall not apply to any Third Party Claim.

Section 6.03.    Books and Records. Subject to Section 6.04(b), the Sellers and their respective Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each of the Company and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date (i) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (ii) as is reasonably necessary for the Sellers and their respective Affiliates to perform their respective obligations pursuant to this Agreement, in each case subject to compliance with all applicable privacy Laws; provided, however, that the Sellers shall not, and shall cause their Affiliates not to, utilize such books and records for any purposes other than the permitted purposes set forth in this Section 6.03 or Section 6.02(b). From and after the Closing Date, with respect to all original books, data, files, information and records of each of the Company and the Transferred Subsidiaries existing as of the Closing Date, the Acquiror shall, and shall cause each of the Company and the Transferred Subsidiaries to, (A) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror and (C) for the longer of six (6) years after the Closing Date and the expiration of the applicable statute of limitations for Tax purposes (but only to the extent notice is received from the Sellers within six (6) years of the Closing Date of a longer applicable statute of limitations or extension thereof), preserve and retain all such original books, data, files, information and records.
Section 6.04.    Confidentiality.
(a)    The terms of the confidentiality agreement, dated March 14, 2014 (the “Confidentiality Agreement”), between the Company and Parent are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    From and after the Closing, (x) the Sellers shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Company or any Transferred Subsidiary or relating to or obtained from the Acquiror or its Affiliates and (y) the Acquiror shall, and shall cause its respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the Sellers, except that the foregoing requirements of each party hereto contained in this Section 6.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by any Seller or any of its Affiliates or any of its Representatives in violation of this Section 6.04(b) and (B) in the case of the Sellers, as a result of disclosure by the Acquiror, the Company or any Transferred Subsidiary (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives in violation of this Section 6.04(b) or the Confidentiality Agreement, (ii) any such information is required by applicable Law,

Governmental Order or a Governmental Authority to be disclosed; provided that, to the extent permitted by applicable Law, Governmental Order or such Governmental Authority, the disclosing party shall (A) give prior notice of such required disclosure to the other party as soon as practicable, (B) cooperate with the other party to preserve the confidentiality of such information consistent with the requirements of such applicable Law, Governmental Order or such Governmental Authority, and (C) use reasonable best efforts to limit any such disclosure to the minimum disclosure required by applicable Law, Governmental Order or such Governmental Authority, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding) or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that was not bound by a confidentiality agreement with respect to such information at the time of receipt by such source. From and after the Closing, information relating to the Company, any of the Transferred Subsidiaries or the Business but not relating to the Sellers shall no longer be confidential information of the Sellers, and the Acquiror and its Affiliates shall not be restricted from disclosing any such information by virtue of this Agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality; provided, however, that the parties hereto may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).
Section 6.05.    Regulatory and Other Authorizations; Reasonable Best Efforts.
(a)    The Sellers, the Company and the Acquiror shall use their respective reasonable best efforts to obtain as promptly as practicable all authorizations, consents, orders and approvals of all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and the Sellers, the Company and the Acquiror shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals. The Sellers, the Company and the Acquiror shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals. None of the Sellers, the Company nor the Acquiror shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of materially delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.
(b)    The Sellers, the Company and the Acquiror shall promptly make (which shall in no event be later than fifteen (15) Business Days after the date hereof) all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) the Acquiror causing “Form A” or similar change of control applications to be filed with the State of New

Hampshire with respect to the transactions contemplated by this Agreement, (ii) the Acquiror causing “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Laws, (iii) the Company and the Acquiror each making an appropriate filing of a notification and report form pursuant to the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party) with respect to the transactions contemplated by this Agreement and (iv) the Company and the Acquiror each making any other filing that may be required under any other antitrust or competition Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws. The Sellers, the Company and the Acquiror each shall supply promptly to any Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities of them pursuant to the HSR Act or any other applicable Laws. The Acquiror shall have responsibility for the filing fees associated with its HSR Act filing, its “Form A” or similar change of control applications and its “Form E” or similar market share notifications, and the Sellers, the Company and the Acquiror shall have responsibility for their other respective filing fees associated with any other required filings.
(c)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.05, each of the Sellers, the Company and the Acquiror shall take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information, documents or testimony requested by such Governmental Authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 6.05(c) shall obligate the Acquiror, the Sellers, the Company or any of the Transferred Subsidiaries to agree to any divestitures or other remedy not conditioned on the consummation of the Closing.
(d)    Subject to applicable Laws relating to the sharing of information, each of the Sellers, the Company and the Acquiror shall promptly notify each other of any communication it receives from any Governmental Authority and permit the other party to review in advance any proposed non-routine communication by such party to any Governmental Authority and shall provide each other with copies of all non-routine correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and subject to Section 6.02(c). Other than to provide factual routine information during any telephone communication initiated by a Governmental Authority, none of the Sellers, the Company or the Acquiror shall participate in any meeting or conference call with any Governmental Authority, or submit any request to engage in or seek to initiate any discussions with a Governmental Authority with respect to holding or participating in any meeting with such Governmental Authority, in each case relating to the matters that are the subject of this Agreement unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 6.02(c), the Sellers, the Company and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act); provided, however, that the foregoing shall not require any Seller, the Company, any Transferred Subsidiary, the Acquiror or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of such Seller, the Company, such Transferred Subsidiary, the Acquiror or any of their respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of such Seller, the Company, such Transferred Subsidiary, the Acquiror or any of their respective Affiliates. None of the parties hereto shall be required to comply with any provision of this Section 6.05(d) to the extent that such compliance would be prohibited by applicable Law.
(e)    The Sellers, the Company and the Acquiror shall use their reasonable best efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by this Agreement; provided, however, that none of the Sellers, the Company or any of their respective Affiliates shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided, further, that none of the Sellers, the Company or any of their respective Affiliates shall be required to take any action with respect to any third party in connection with obtaining any consent or approval unless such action is conditioned upon the Closing.
(f)    The parties hereto agree that the “Form A” change of control application filed by the Acquiror with the New Hampshire Insurance Department (the “NH Insurance Department”) relating to the transactions contemplated by this Agreement (inclusive of all exhibits, annexes and schedules thereto (including any plan of operations filed therewith), the “Form A”) shall not state, imply or include any proposal, plan or intention to conduct business, or take any action, that is in any material respect inconsistent with Section 6.05(f) of the Company Disclosure Schedule or the written materials relating to the transactions contemplated by this Agreement provided to the NH Insurance Department by or on behalf of the Acquiror on June 13, 2014.

Section 6.06.    Affiliate Obligations and Arrangements. Except as set forth on Section 6.06 of the Company Disclosure Schedule, the Sellers shall, and shall cause their respective Affiliates to, take such actions, if any, as may be necessary so that, concurrently with or prior to the Closing, all Affiliate Agreements are terminated and discharged without any further liability or obligation of the Company and the Transferred Subsidiaries thereunder and deemed to be void and of no further force and effect.
Section 6.07.    Intellectual Property.
(a)    The Acquiror, for itself and its Affiliates, acknowledges and agrees that the Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by or licensed to any Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries) as of the Closing Date. Neither the Acquiror nor any of its Affiliates (including the Company and the Transferred Subsidiaries) shall have any rights in or to, or make any use of, any such Intellectual Property, except pursuant to a Contract between the Company or any Transferred Subsidiary and the applicable Intellectual Property owner or licensee.
(b)    The Sellers, for themselves and their Affiliates, acknowledge and agree that, following the Closing, they shall retain no right, title or interest in or to any Intellectual Property owned by or licensed to the Company or any Transferred Subsidiary as of the Closing. Following the Closing, neither the Sellers nor any of their Affiliates shall have any rights in or to, or make any use of, any such Intellectual Property, except pursuant to a Contract between any Seller or any of its Affiliates and the applicable Intellectual Property owner or licensee.
Section 6.08.    Guarantee.
(a)    Parent hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause the Acquiror to fully and promptly pay, perform and observe all of the Acquiror’s obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Obligations”), as shall be in effect from time to time according to the present terms hereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting this Agreement and the transactions contemplated hereby. In the event that the Acquiror fails in any manner whatsoever to promptly pay, perform or observe any of the Obligations, Parent will itself duly and promptly pay, perform or observe, as the case may be, such Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if Parent were itself the Acquiror with respect to such Obligations.
(b)    In regards to monetary obligations, Parent agrees that its guarantee under this Section 6.08 constitutes a guarantee of payment when due and not of collection. Notwithstanding anything in this Section 6.08 to the contrary, any Seller may proceed to enforce this Section 6.08 against Parent without first pursuing or exhausting any right or remedy that such Seller or any of its successors or assigns may have against the Acquiror, any of its successors or assigns (or any Affiliates thereof) or any other Person. Any payment by Parent pursuant to this Section 6.08 will, to the extent of actual receipt by the applicable Seller or Sellers of such payment in accordance with this Agreement as it relates to any Obligation under this Agreement, discharge such Obligation of the Acquiror to such Seller or Sellers under this Agreement.
(c)    To the fullest extent permitted by applicable Law, Parent waives (i) any defense based on or arising out of any defense of the Acquiror on account of lack of power or authority by the Acquiror to execute, deliver or perform this Agreement; (ii) any right to require the Acquiror, as a condition of payment or performance by Parent, to (A) proceed against any other guarantor of the Obligations or any other Person or (B) pursue any other remedy whatsoever; (iii) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of any renewal, extension or modification of the Obligations or any agreement related thereto and notices of any of the matters referred to in this Section 6.08(c) and any right to consent to any thereof; and (iv) except as contemplated by Section 6.08(e), any other legal or equitable defense available to a surety or guarantor under applicable Law (except, with respect to any Obligation, for due payment or performance, as the case may be, of such Obligation).
(d)    The obligations of Parent under this Section 6.08 shall be valid and enforceable and shall not be discharged, terminated, reduced or impaired or otherwise affected by, whether or not Parent shall have had notice or knowledge of any of them, (i) the failure of any Seller to assert any claim or demand or to enforce any right or remedy under the provisions of this Agreement or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement other than this Section 6.08 (and except and to the extent any rescission, waiver, amendment, modification or release of or pursuant to this Agreement changes the Obligations), (iii) any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of Parent or otherwise operate as a discharge of Parent as a matter of Law or equity.
(e)    Subject to the provisions of this Section 6.08, Parent shall have the rights, remedies and legal or equitable defenses that are available to the Acquiror under the terms of this Agreement or applicable Law with respect to the Obligations.
(f)    The obligations of Parent under this Section 6.08 shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any change, restructuring or termination of the corporate structure or existence of the Acquiror, or any dissolution, insolvency, liquidation, conservation, rehabilitation, bankruptcy, reorganization, receivership, supervision, arrangement or similar statutory, administrative, judicial or delinquency proceeding of or affecting the Acquiror or any other guarantor of the Obligations or by any defense which the Acquiror or any other guarantor of the Obligations may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding unless also stayed in connection with the insolvency, bankruptcy or reorganization of the Parent.
(g)    Parent agrees that its guarantee under this Section 6.08 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any

Obligation is rescinded or must otherwise be restored upon the insolvency, bankruptcy or reorganization of the Acquiror or otherwise.
(h)    Parent agrees that it shall have no right of subrogation, reimbursement, contribution or indemnity with respect to payments made under this Section 6.08 until such time as all Obligations have been paid in full. If an amount shall be paid to Parent on account of such rights at any time in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Sellers and shall forthwith be paid to each Seller in proportion to such Seller’s Pro-Rata Share to be credited and applied to the obligations under this Section 6.08.
(i)    Parent agrees to pay on demand all reasonable, documented out-of-pocket fees and expenses of the Sellers (including the reasonable, documented fees and expenses of its counsel) for the protection or enforcement of the rights of the Sellers against Parent under this Section 6.08 (subject to, following the Closing, Section 10.07(e)).
Section 6.09.    Notification. From the date hereof through the Closing Date, the Sellers and the Company, on the one hand, and the Acquiror and Parent, on the other hand, shall promptly notify the other and keep it advised as to any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or it failing to perform or comply with in any material respect any covenant or agreement to be performed or complied with by it under this Agreement. No notification made pursuant to this Section 6.09 shall have the effect of satisfying any condition set forth Article VIII.
Section 6.10.    Further Action. At any time after the Closing, each party hereto shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments as may be reasonably requested by another party hereto that is required for such requesting party to satisfy its obligations under this Agreement.
ARTICLE VII

EMPLOYEE MATTERS
Section 7.01.    Employee Matters.
(a)    The Acquiror agrees that, during the period commencing at the Closing and ending on the second anniversary of the Closing, the Acquiror shall provide, or shall cause to be provided, with respect to each employee and service provider of the Company and the Transferred Subsidiaries who is employed as of immediately prior to the Closing (each, a “Continuing Employee”), (A) base salary and bonus opportunities (including annual bonus opportunities and long-term incentive opportunities) that are no less favorable than the base salary and bonus opportunities provided by the Company and the Transferred Subsidiaries immediately prior to the Closing to each such Continuing Employee, (B) pension and welfare benefits and perquisites that are no less favorable in the aggregate than those provided by the Company and the Transferred Subsidiaries immediately prior to the Closing to each such Continuing Employee and (C) severance benefits that are no less favorable than the severance benefits set forth on Section 7.01 of the Company Disclosure Schedule.

(b)    For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of the Acquiror and its Subsidiaries providing benefits to any Continuing Employee after the Closing (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and the Transferred Subsidiaries and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, the Acquiror shall use its commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. The Acquiror shall cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.
(c)    The Acquiror acknowledges and agrees to make all payments in respect of the SARs listed on Section 4.02(a)(ii) of the Company Disclosure Schedule in accordance with the terms of the SAR Plan as operated by the Company and the Transferred Subsidiaries in the Ordinary Course of Business. For the avoidance of doubt, in calculating the “Exercise Date Book Value” for purposes of Section 5(a) of the SAR Plan, the “Book Value” as of the “Change in Control” date (as such terms are defined in the SAR Plan) shall be determined consistent with the manner in which the Company determines the book value per share of the Shares at quarter- and fiscal year-end in the Ordinary Course of Business.
(d)    The Acquiror shall, and shall cause any successor thereto to honor, assume, fulfill and discharge the Company’s and the Transferred Subsidiaries’ obligations under all Benefit Plans in accordance with their terms.
(e)    The Acquiror shall pay a bonus in respect of the 2014 fiscal year (a “2014 Bonus”) to each Continuing Employee at the time annual bonuses would otherwise be paid by the Company or any Transferred Subsidiary in the Ordinary Course of Business. With respect to the 2014 Bonuses, (i) the aggregate amount available to pay 2014 Bonuses shall be at least equal to the amount accrued through the end of calendar year 2014 for 2014 Bonuses for financial reporting purposes (unless the Chief Executive Officer of the Insurance Subsidiaries determines to reduce such aggregate payment amount in his sole discretion) and (ii) the percentage of base salary used to determine 2014 Bonuses for all Continuing Employees who are officers and for all Continuing Employees who are not officers shall be at least equal to percentage of base salary used to determine the annual bonuses for officers and non-officers, respectively, of the Transferred Subsidiaries for annual bonuses in respect of calendar year 2013 (unless the Chief Executive Officer of the Insurance Subsidiaries determines to reduce such percentage of base salary in his sole discretion). Without limiting the generality of the foregoing, the Acquiror hereby agrees to honor the recommendations made by the Chief Executive Officer of the Insurance Subsidiaries with respect to the amount of each individual Continuing Employee’s 2014 Bonus. In addition, the Acquiror shall pay to any Continuing Employee who is terminated by the Company or a Transferred Subsidiary for any reason other than the Continuing Employee’s fraud, willful misconduct or gross negligence prior to the payment of the 2014 Bonuses an amount at least equal to such Continuing Employee’s bonus in respect of the 2013 fiscal year (unless the Chief Executive Officer of the Insurance Subsidiaries determines to reduce such amount in his sole discretion), prorated to reflect the number of days such Continuing Employee was employed during the 2014 bonus year, such payment to be made no later than the second payroll period after the date of such termination.
(f)    The provisions of this Section 7.01 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement, (ii) limit the right of the Acquiror, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Closing or (iii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of the Company or any Transferred Subsidiary, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) other than with respect to Section 7.01(e), with respect to which the Company, the Sellers and the Acquiror hereby expressly acknowledge and agree the Continuing Employees have third-party beneficiary rights, or (y) to continued employment with the Acquiror, the Company or any other their respective Subsidiaries.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01.    Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.

(b)    Approvals of Governmental Authorities. The approvals of the Governmental Authorities for the consummation of the transactions contemplated by this Agreement listed in Section 8.01(b) of the Company Disclosure Schedule shall have been received, and all such Governmental Approvals shall be in full force and effect, no appeal shall have be filed challenging such Governmental Approvals and all statutory waiting periods in respect thereof shall have expired. The waiting period (and any extension of such period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated.
Section 8.02.    Conditions to Obligations of the Sellers and the Company. The obligation of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i)(x) Each of the Acquiror Specified Representations shall be true and correct in all material respects as of the Closing Date, as if made on such date (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), (y) the representations and warranties of Parent contained in Section 5.08 shall be true and correct in all material respects as of the Closing Date, as if made on such date and (z) each of the other representations and warranties of the Acquiror contained in Article V shall be true and correct as of the Closing Date as though made on such date (other than such representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), except, in the case of clause (z), for those failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) each of the covenants and agreements of the Acquiror to be performed or complied with on or prior to the Closing shall have been performed or complied with in all material respects; (iii) each of the Sellers shall have received a certificate of the Acquiror dated the Closing Date signed by a duly authorized executive officer of the Acquiror stating that the conditions specified in clauses (i) and (ii) of this Section 8.02(a) (solely with respect to the representations, warranties, covenants and agreements of the Acquiror) have been waived or satisfied and (iv) each of the Sellers shall have received a certificate of the Parent dated the Closing Date signed by a duly authorized executive officer of Parent stating that the condition specified in clause (i) of this Section 8.02(a) (solely with respect to the representations and warranties of Parent contained in Section 5.08) has been waived or satisfied.
(b)    No Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement.
Section 8.03.    Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i)(x) Each of the representations and warranties of the Sellers contained in Section 3.04 and the representations and warranties of the Company contained in Section 4.02(a) shall be true and correct in all respects (except, in the case of the representations and warranties of the Company contained in Section 4.02(a), for any failures to be true and correct that, individually or in the aggregate, are de minimis in nature and amount) as of the Closing Date, as if made on such date (other than such representations and warranties made as of another stated date, which representations and warranties shall have been true and correct in all respects as of such date), (y) each of the representations and warranties of the Sellers contained in Section 3.01 and the representations of the Company contained in Section 4.01, Section 4.02(b) and Section 4.25 shall be true and correct in all material respects as of the Closing Date, as if made on such date (without giving effect to any limitations as to materiality or “Company Material Adverse Effect” set forth therein) and (z) each of the other representations and warranties of the Sellers and the Company contained in Article III and Article IV shall be true and correct as of the Closing Date, as if made on the Closing Date (other than such representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) (without giving effect to any limitations as to materiality or “Company Material Adverse Effect” set forth therein), except, in the case of this clause (z), for those failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) each of the covenants and agreements of the Sellers and the Company to be performed or complied with on or prior to the Closing (other than the covenants and agreements contained in Section 6.09) shall have been performed or complied with in all material respects; (iii) the Acquiror shall have received from the Sellers’ Representative a certificate signed on behalf of each Seller dated as of the Closing Date stating that the conditions set forth in clauses (i) and (ii) of this Section 8.03(a) as they apply to such Seller’s representations, warranties, covenants and agreements in this Agreement have been waived or satisfied; and (iv) the Acquiror shall have received a certificate of the Company dated as of the Closing Date signed by a duly authorized executive officer of the Company stating that the conditions set forth in clauses (i) and (ii) of this Section 8.03(a) as they apply to the Company’s representations, warranties, covenants and agreements have been waived or satisfied.
(b)    No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any event, state of facts, circumstance, change, occurrence or effect that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.
(c)    FIRPTA Certificate. The Acquiror shall have received the certificate contemplated by Section 2.08(d)(iii).
ARTICLE IX

TERMINATION
Section 9.01.    Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of the Acquiror and the Sellers;
(b)    by either the Sellers or the Acquiror if the Closing has not occurred on or before December 31, 2014 (the “Termination Date”); provided, however, that if the sole reason that the Closing has not occurred is that one or more of the approvals of the Governmental Authorities required pursuant to Section 8.01(b) have not been obtained on or prior to such date, such date may be extended by either party hereto to a date not beyond March 31, 2015 (which shall then be the “Termination Date”); and provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party hereto whose failure to take any action required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the Termination Date;
(c)    by either the Sellers or the Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if there has been a breach of any representation, warranty, covenant or agreement of the Sellers or the Company, which breach would result in the failure to fulfill one or more of the conditions to Closing set forth in Section 8.01 and Section 8.03, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) Business Days after providing written notice of such breach to the breaching party and (ii) the day immediately preceding the Termination Date; or
(e)    by the Sellers (but only so long as the Sellers and the Company are not in material breach of their obligations under this Agreement) if there has been a breach of any representation, warranty, covenant or agreement of the Acquiror, which breach would result in the failure to fulfill one or more of the conditions to Closing set forth in Section 8.01 and Section 8.02, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) Business Days after providing written notice of such breach to the Acquiror and (ii) the day immediately preceding the Termination Date.
Section 9.02.    Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination. In the case of any such termination by the Acquiror, such written notice shall be given to the Sellers and in the case of any such termination by the Sellers, such written notice shall be given to the Acquiror.
Section 9.03.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided, however, that (i) no such termination shall relieve any party hereto of any liability to the other party hereto resulting from fraud or any intentional breach of this Agreement and (ii) Article XI and the agreements contained in Section 6.04(a) and this Section 9.03 shall survive the termination of this Agreement.

ARTICLE X

INDEMNIFICATION
Section 10.01.    Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement (and the Indemnified Parties’ respective rights to claim indemnification under this Article X in respect thereof), other than (a) the covenants and agreements contained in Section 6.02 (Access to Information), Section 6.03 (Books and Records), Section 6.04 (Confidentiality), Section 6.07 (Intellectual Property), Section 6.10 (Further Action) and Article VII, which shall survive the Closing in accordance with their terms, and (b) the covenants and agreements contain in Section 6.09 (Notification), which shall terminate at the Closing, shall survive and continue in full force and effect until the earlier of (i) the date that is thirty (30) days from the date on which Parent’s 2014 audit of its consolidated financial statements has been completed and (ii) March 31, 2015 (such earlier date, the “Survival End Date”). Notwithstanding the foregoing, any claim for indemnification under this Article X in respect of any representation, warranty, covenant or agreement of the Sellers or the Company that is made on or prior to the expiration of the Survival End Date shall survive until such claims are finally resolved.
Section 10.02.    Indemnification by the Sellers.
(a)    From and after the Closing and subject to this Article X, each Seller agrees to indemnify and hold harmless the Acquiror and its Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries) and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) from and against any and all Losses incurred or suffered by the Acquiror Indemnified Parties arising out of, resulting from or relating to:
(i)    any breach or inaccuracy of any Seller Representation of such Seller contained in this Agreement as of the Closing Date as though made on such date (or, in the case of any such Seller Representation made as of another stated date, only as of such date);
(ii)    any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement as of the Closing Date as though made on such date (or, in the case of any such representations and warranties made as of another stated date, only as of such date);
(iii)    any breach of any covenant or agreement of the Sellers or of any Pre-Closing Covenant of the Company contained in this Agreement; or
(iv)    the amount of any Capital Stock Payments, Affiliate Agreement Payments or Company Transaction Expenses to the extent not included in the calculation of the Purchase Price as finally determined either pursuant to Section 2.04 or Section 2.05; provided, however, that the Sellers shall have no indemnification obligations under this Section 10.02(a)(iv) with respect to any amounts that (x) the Acquiror asserted, during the negotiation and dispute resolution process pursuant to Section 2.04 or Section

2.05, were Capital Stock Payments, Affiliate Agreement Payments or Company Transaction Expenses and (y) were not included in the Purchase Price as finally determined either pursuant to Section 2.04 or Section 2.05;
provided, that the Sellers shall only be liable to the Acquiror Indemnified Parties for such Losses pursuant to this Section 10.02(a) in proportion to their respective Pro-Rata Share of such Losses; provided, that nothing in this Agreement shall restrict the Sellers from allocating responsibility for claims pursuant to Section 10.02(a)(i) solely amongst themselves in a different manner; and provided, further, that for purposes of determining the inaccuracy or breach of any representations or warranties of the Sellers or the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.05(c) and Section 4.06), any materiality or “Company Material Adverse Effect” qualifications in such representations and warranties shall be disregarded.
(b)    Notwithstanding anything to the contrary contained herein, (i) the Acquiror Indemnified Parties shall recover the amount of any Losses for which they are finally determined to be entitled to indemnification under this Article X solely from the Escrow Account and (ii) the Acquiror Indemnified Parties shall not be entitled to indemnification under this Agreement for any Losses in excess of the amounts then remaining in the Escrow Account; provided, however, that this limit shall not apply to any Losses in respect of claims for fraud, in which case the Acquiror Indemnified Parties shall have all rights available to them under applicable Law to recover the amount of such Losses directly from the Sellers (which Sellers shall be severally and not jointly liable for such Losses).
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Acquiror Indemnified Parties shall not be entitled to indemnification under Section 10.02(a)(ii) (other than for indemnification for any breach or inaccuracy of any representation or warranty set forth in Sections 4.01, 4.02 or 4.25): (i) with respect to any claim (or series of related claims arising from the same underlying facts and circumstances) unless such claim (or series of related claims arising from the same underlying facts and circumstances) involves Losses in excess of $250,000 (nor shall any such excluded claim or series of related claims be applied to or considered for purposes of calculating whether the Indemnification Threshold has been satisfied under clause (ii) below of this Section 10.02(c)); and (ii) unless and until the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.02(a)(ii) exceeds an amount equal to $6,900,000 (the “Indemnification Threshold”), in which case the Sellers shall be responsible (with respect to each such Seller, in proportion to such Seller’s Pro-Rata Share) for all Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.02(a)(ii) subject to the limitations set forth in this Agreement.
Section 10.03.    Indemnification by the Acquiror.
(a)    From and after the Closing and subject to this Article X, the Acquiror agrees to indemnify and hold harmless each Seller and each of its Affiliates (which, for the avoidance of doubt, will not include the Company or any Transferred Subsidiary) and

Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of, resulting from or relating to:
(i)     any breach or inaccuracy of any representation or warranty of Parent or the Acquiror contained in this Agreement as of the Closing Date as though made on such date (or, in the case of any such representations and warranties made as of another stated date, only as of such date); or
(ii)    any breach of any covenant or agreement of Parent or the Acquiror or any Post-Closing Covenant of the Company contained in this Agreement;
provided, that for purposes of determining the inaccuracy or breach of any representations or warranties of Parent or the Acquiror contained in this Agreement (other than the representations and warranties set forth in Section 5.09), any materiality or “Acquiror Material Adverse Effect” qualifications in the representations and warranties shall be disregarded.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnified Parties shall not be entitled to indemnification under Section 10.03(a)(i) (other than for indemnification for any breach or inaccuracy of any Acquiror Specified Representation): (i) with respect to any claim (or series of related claims arising from the same underlying facts and circumstances) unless such claim (or series of related claims arising from the same underlying facts and circumstances) involves Losses in excess of $250,000 (nor shall any such excluded claim or series of related claims be applied to or considered for purposes of calculating whether the Indemnification Threshold has been satisfied under clause (ii) below of this Section 10.03(b)); and (ii) unless and until the aggregate amount of the Seller Indemnified Parties’ Losses for which the Seller Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i) exceeds an amount equal to the Indemnification Threshold, in which case the Acquiror shall be responsible for all Seller Indemnified Parties’ Losses for which the Seller Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i), subject to the limitations set forth in this Agreement; and (iii) in a cumulative aggregate amount exceeding the Escrow Amount, provided, however, that the limit in clause (iii) shall not apply to any Losses in respect of claims for indemnification involving fraud.
Section 10.04.    Notification of Claims.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly upon becoming aware notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article X, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail, to the extent practicable, the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except and only to the extent that the Indemnifying Party is actually prejudiced by such failure. The parties hereto agree that (i) notices for claims in respect of a breach or inaccuracy of a representation or warranty or a breach of a covenant or agreement must be delivered prior to the date of the expiration of any applicable survival period, if any, specified in Section 10.01 for such representation, warranty, covenant or agreement and (ii) any claims for indemnification for which notice is not delivered in accordance with clause (i) of this Section 10.04(a) prior to the expiration of any such applicable survival period shall be expressly barred and are hereby waived; provided, however, that if, prior to such applicable date, if any, an Indemnified Party shall have notified an Indemnifying Party in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of any such applicable date.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by written notice (a “Third Party Claim Notice”) to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third Party Claim, assume and control the defense of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party to participate in the defense of such Third Party Claim with its own separate counsel and at its own expense; provided, however, that if the Indemnified Party shall have received written advice from outside counsel (which need not be in the form of a formal written opinion of such counsel and which may be in the form of an email indication of such counsel’s advice) that an actual or potential conflict of interest (including one or more legal defenses or counterclaims available to such Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim and the Indemnified Party chooses to participate in the defense of such Third Party Claim with its own separate counsel, then the Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party. The Indemnified Party may take any actions reasonably necessary to defend a Third Party Claim prior to the time the Indemnifying Party assumes the defense thereof and the Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for such period. If the Indemnifying Party has assumed the defense of any Third Party Claim, the Acquiror or the Sellers (as the case may be) shall, and shall cause each of its or their Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of such Third Party Claim. All costs and expenses incurred in connection with such reasonable cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless (A) such settlement, compromise, discharge or entry of any judgment (1) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by or on behalf of the

Indemnified Party or any violation of the rights of any Person by or on behalf of the Indemnified Party and does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and (2) does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the assets of any Indemnified Party or result in any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (B) the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment and, in such case, in accordance with such judgment) and (2) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim or admit to any liability with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed in the case of any Third Party Claim that the Indemnifying Party has elected not to defend); provided, however, that any such consent provided by an Indemnifying Party shall not prejudice such Indemnifying Party’s ability to dispute whether an Indemnified Party is entitled to indemnification for such Third Party Claim under this Article X.
(c)    Notwithstanding anything in this Agreement to the contrary, as promptly as reasonably practicable following the Sellers’ Representative’s assumption of the defense of a Third Party Claim on behalf of the Sellers, the Acquiror shall, and shall cause the Company to, retain books, data, files, information and records in any media that are then within the Acquiror’s or the Company’s possession or control and reasonably related to such Third Party Claim for a period of time that the Sellers reasonably determine, in consultation with the Acquiror, after taking into account all relevant facts and circumstances related to the Third Party Claim that is the subject of such Third Party Claim Notice (each such period, a “Third Party Claim Notice Period”). All reasonable costs and expenses incurred in connection with the undertakings in this Section 10.04(c) shall be promptly reimbursed to the Acquiror. If the Indemnifying Party assumes the defense of any Third Party Claim pursuant to Section 10.04(b), the Indemnifying Party may direct the Indemnified Party with respect to such Third Party Claim to take during the Third Party Claim Notice Period reasonable measures (which measures shall be at least substantially comparable to measures employed by the Indemnified Party (and, if applicable, in the case of an Acquiror Indemnified Party, the Company or any Transferred Subsidiary) with respect to its own materials following the Closing) designed to preserve attorney-client privilege or attorney work-product immunity to the extent then existing in respect of Subject Materials reasonably relating to such Third Party Claim and the Indemnified Party shall, upon the reasonable written request of the Indemnifying Party, make reasonably available to the Indemnifying Party such books, records or other documents and employees and Representatives reasonably relating to such Third Party Claim that are within the Indemnified Party’s possession or control that are necessary or appropriate for litigation related to such Third Party Claim. Solely in connection with any Third Party Claim Notice where the Indemnifying Party has assumed the defense of the Third Party Claim referenced in such notice, each of the Acquiror and each Seller mutually acknowledges, on behalf of itself and its Indemnified Parties, that during the applicable Third Party Claim Notice Period to the extent permitted under applicable Law (x) each will share a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of the Third Party Claim or any counterclaim reasonably related to such Third Party Claim (other than counterclaims against any other party hereto or any such party’s Affiliates) that is the subject of such Third Party Claim Notice, (y) the sharing of Subject Materials reasonably relating to such Third Party Claim will be for the purpose of furthering such common legal interest and (z) by disclosing any Subject Materials reasonably relating to such Third Party Claim to and/or sharing any Subject Materials reasonably relating to such Third Party Claim with the Indemnifying Party, the Indemnified Party is not intending to waive the attorney-client privilege, attorney work product immunity or any other privilege or protection that may be applicable to such Subject Materials. Except with respect to any sharing of privileged materials under any common interest agreement or joint defense agreement entered into by the Sellers and the Acquiror, the Indemnified Party shall not be required to make available to the Indemnifying Party any information to the extent it (I) is subject to an attorney-client or other applicable legal privilege or any confidentiality agreement or obligation prohibiting its disclosure or (II) might reveal any such privileged or confidential information; provided, however, that if the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon the reasonable written request of the Indemnifying Party and the Indemnified Party and the Indemnifying Party shall cooperate in seeking to find a way to allow disclosure of privileged information pursuant to this Section 10.04(c) without causing such privilege to be lost.
(d)    Notwithstanding anything to the contrary contained in this Article X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party unless (i) the Indemnifying Party consented to such settlement or compromise or (ii) solely in the case of any Third Party Claim that the Indemnifying Party has elected not to defend, it has been finally determined that the Indemnifying Party unreasonably withheld its consent to such settlement or compromise.
(e)    In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X.
Section 10.05.    Payment.
(a)    In the event a claim or any Action for indemnification under this Article X has been finally determined, the amount of such final determination shall be paid:
(i)    if the Indemnified Party is an Acquiror Indemnified Party, to the Indemnified Party from the Escrow Account in accordance with the Escrow Agreement and this Article X, on demand to the Sellers’ Representative; and

(ii)    if the Indemnified Party is a Seller Indemnified Party, to the Indemnified Party by the Acquiror on demand (which demand may be made by the Sellers’ Representative) in immediately available funds.
(b)    A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties hereto have so determined by mutual agreement or, if disputed, when a final, non-appealable Governmental Order has been entered into with respect to such claim or Action.
Section 10.06.    Exclusive Remedies. Each party hereto acknowledges and agrees that following the Closing, (a) the indemnification provisions of this Article X shall be, in the absence of fraud, the sole and exclusive remedies of the parties hereto for any breach or inaccuracy of the representations or warranties contained in this Agreement or any breach of any covenant or agreement contained in this Agreement, except, in each case, for the remedies of injunction and specific performance under Section 11.12, and (b) notwithstanding anything to the contrary herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement.
Section 10.07.    Additional Indemnification Provisions.
(a)    The Sellers and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the amount of any Losses that are subject to an indemnification obligation set forth in this Article X, such Losses: (i) shall be calculated on an After-Tax Basis, (ii) shall be reduced by any insurance or other proceeds actually received in cash by the Indemnified Party from any non-Affiliated third party (including reinsurance or insurance proceeds and any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any such third party, and after taking into account any deductibles, copayments or other cost sharing arrangements) on account of the Losses, in each case, net of the present value of any increase in insurance premiums or other charges paid or reasonably expected to be paid by the Indemnified Party resulting from such Losses and all costs and expenses reasonably incurred by the Indemnified Party in recovering such proceeds from such third party (such proceeds, “Eligible Third-Party Proceeds”), (iii) shall not include (A) any punitive damages other than punitive damages recovered by third parties in connection with a Third Party Claim, (B) any Losses to the extent not the reasonably foreseeable result of any failure of any representation or warranty of an Indemnifying Party to be true and correct or a failure by an Indemnifying Party to perform or comply with any of its covenants or agreements contained in this Agreement (provided that this clause (B) shall not apply to any Losses that are recovered by third parties in connection with a Third Party Claim) and (C) without limiting Section 10.07(e), any costs and expenses of investigation, assertion, dispute, enforcement, defense or resolution, including attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses, to the extent incurred in connection with any claim or dispute among the parties hereto as to whether a Seller Indemnified Party, on the one hand, or an Acquiror Indemnified Party, on the other hand, is entitled to indemnification under this Article X for any particular Loss or Losses or to specific performance under Section 11.12

(for the avoidance of doubt, the limitations in this clause (C) shall not apply with respect to costs and expenses relating to the investigation, assertion, dispute, enforcement, defense or resolution of any Third Party Claim, including attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses incurred in connection with or in resolution of any Third Party Claim); and (iv) shall be reduced by any amount specifically reflected and reserved for such Loss on the Financial Statements as of March 31, 2014.
(b)    Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed or reduced pending any determination of Eligible Third-Party Proceeds. In any case where an Indemnified Party recovers any Eligible Third-Party Proceeds, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Third-Party Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(c)    The parties hereto agree to treat and report (and cause their Affiliates to treat and report) any payments received pursuant to this Article X as adjustments to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.
(d)    If the Indemnified Party becomes aware that any portion of Losses reimbursed or to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage provided by a non-Affiliated insurer or by indemnification or other contribution provided by a non-Affiliated third party under a Contract between or among the Indemnified Party and such non-Affiliated third party, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. If the Indemnifying Party so requests in writing, the Indemnified Party shall use its reasonable efforts at the sole cost of the Indemnifying Party to collect such insurance or other recoverable proceeds with respect to any such Losses.
(e)    Notwithstanding anything to the contrary in Section 10.07(a)(iii)(C), in the event of any claim or dispute among the parties hereto as to whether an Acquiror Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand, is entitled to indemnification under this Article X for any particular Loss or Losses or to specific performance under Section 11.12, the non-prevailing party in such claim or dispute shall reimburse the prevailing party for reasonable costs and expenses of investigation, assertion, dispute, enforcement, defense (including any reasonable counterclaim) or resolution, including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses, incurred by the prevailing party in connection with such claim or dispute.
(f)    The parties hereto acknowledge and agree that the same Loss may be subject to indemnification under more than one subsection of Section 10.02(a) or Section 10.03(a), respectively; provided, however, that, in no event shall the Seller Indemnified Parties, on the one hand, or the Acquiror Indemnified Parties, on the other hand, be entitled to duplicative recoveries for the same underlying Loss.

Section 10.08.    Mitigation. The Acquiror and the Sellers agree to mitigate, and to use commercially reasonable efforts to cause their respective Affiliates and Representatives to mitigate, their respective Losses to the extent required by applicable Law.
Section 10.09.    Sellers’ Representative. For the avoidance of doubt, the Sellers’ Representative has full power and authority to give and receive any notice or information to be given by or to the Sellers pursuant to this Article X and to make any decision or take any other action required to be made or taken by the Sellers pursuant to this Article X.
Section 10.10.    Disbursement of Escrow Account Funds. All amounts distributed from the Escrow Account to the Sellers, whether on the Survival End Date or upon final resolution of any outstanding claims against the Escrow Account under this Article X, shall be distributed to each Seller in proportion to its respective Pro-Rata Share, in accordance with the Escrow Agreement.
Section 10.11.    No Right to Contribution. From and after the Closing, (a) neither the Sellers’ Representative nor any Seller shall make any claim for indemnification, contribution, reimbursement, set-off or similar rights of recovery from the Acquiror, the Company, any Transferred Subsidiary or any of their respective officers, directors or employees with respect to any Losses of an Acquiror Indemnified Party arising under or in connection with Section 10.02(a), and (b) the Sellers’ Representative, on its own behalf and on behalf of all Sellers, hereby waives and relinquishes any and all rights to indemnification, contribution, reimbursement, set-off or similar rights of recovery, whether known or unknown, against the Acquiror, the Company, any Transferred Subsidiary or any of their respective officers, directors or employees that it has or may have in the future with respect to any breach by, default or non-performance by the Company or any Transferred Subsidiary under any representation, warranty or Pre-Closing Covenant contained in this Agreement or any action or omission occurring prior to the Closing that may be alleged to have resulted in any Losses of an Acquiror Indemnified Party arising under or in connection with this Agreement.
ARTICLE XI

GENERAL PROVISIONS
Section 11.01.    Expenses. Except as may be otherwise specified in this Agreement or the Escrow Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Escrow Agreement and the transactions contemplated by this Agreement and the Escrow Agreement shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02); provided, however, that notwithstanding anything to the contrary in this Section 11.02, all notices, requests, claims, demands and other communications under this Agreement to the Sellers’ Representative shall be delivered by e-mail (followed by delivery of an original via overnight courier service) with copies to the Persons listed below the Sellers’ Representative in clause (ii) of this Section 11.02 (which copies may be delivered in any manner otherwise permitted by this Section 11.02) unless otherwise specified by the Sellers’ Representative in a notice given in accordance with this Section 11.02:
(i)    if to the Company:
Western World Insurance Group, Inc.
400 Parson’s Pond Drive
Franklin Lakes, NJ 07417
Attention:     Thomas F. Mulligan
Facsimile:     (201) 847-1379

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attention:     Stephen M. Kotran, Esq.
Facsimile:    (212) 558-3588
and a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York 10022
Attention:     Michael Connolly, Esq.
Facsimile:    (917) 522-3188
(ii)    if to the Sellers’ Representative, on behalf of each Seller:
Andrew S. Frazier
242 Merrain Road
Palm Beach FL, 33480
Email:    as.frazier@westernworld.net

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004-2498
Attention:     Stephen M. Kotran, Esq.
Facsimile:    (212) 558-3588
and a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York 10022
Attention:     Michael Connolly, Esq.
Facsimile:    (917) 522-3188
(iii)    if to Parent or the Acquiror:
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, Bermuda HM08
Attention:    John Hendrickson and Robert F. Kuzloski, Esq.
Facsimile:    (441) 278-9009
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:    Todd E. Freed, Esq. and Jon A. Hlafter, Esq.
Facsimile:    (212) 735-2000

Section 11.03.    Public Announcements. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall allow, to the extent reasonably practicable, the other parties hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to the extent reasonably necessary for a party hereto to enforce its rights and remedies under this Agreement. Prior to the Closing, none of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents, Producers or employees of, or other Persons with significant business relationships with, the Company or any of the Transferred Subsidiaries without first obtaining the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 11.04.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 11.04 shall affect the Acquiror’s right to terminate this Agreement pursuant to Section 9.01.
Section 11.05.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the parties hereto with respect to the subject matter of this Agreement and shall be interpreted without reference to any prior drafts hereof.
Section 11.06.    Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto. Any attempted assignment in violation of this Section 11.06 shall be void; provided, however, that the Acquiror may, upon written notice to the Sellers, assign to any Affiliate all or a portion of its rights and obligations hereunder (including becoming a party to this Agreement) without the consent of the other parties hereto; provided, further, that any such assignment by the Acquiror to an Affiliate shall not, unless otherwise agreed to by the parties hereto, (a) relieve the Acquiror or Parent of their respective obligations under this Agreement or (b) delay the Closing; provided, further, that following any such assignment, Parent shall guarantee the obligations of such Affiliate as if such Affiliate was the Acquiror. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
Section 11.07.    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and, except as provided in Section 7.01(f), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of the Company or any of the Insurance Subsidiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.08.    Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 11.09.    Disclosure Schedules. Matters reflected in any section or subsection of the Sellers Disclosure Schedule, the Company Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or subsection of the Sellers Disclosure Schedule, the Company Disclosure Schedule or the Acquiror Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Sellers Disclosure Schedule, the Company Disclosure Schedule or the Acquiror Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 11.10.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, all transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transactions or agreements or the formation, breach, termination or validity of any such agreements, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction.
(b)    Each party hereto irrevocably and unconditionally:
(i)    submits for itself and its property to the exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined solely in such court;
(ii)    consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;
(iii)    agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

(iv)    irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court;
(v)    agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.02; and
(vi)    agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.
(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.10. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.11.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) unless otherwise indicated, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded.
Section 11.12.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim that there is an adequate remedy at law.
Section 11.13.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

By the Company:

WESTERN WORLD INSURANCE GROUP, INC.

By:	/s/ Thomas F. Mulligan
	Name:	Thomas F. Mulligan
	Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

By the Sellers’ Representative, in his capacity as the Sellers’ Representative:

ANDREW S. FRAZIER

By:	/s/ Andrew S. Frazier
	Name:	Andrew S. Frazier

[Signature Page to Stock Purchase Agreement]

By Seller:
WENDRON CURAÇAO HOLDINGS B.V.

By: AMICORP CURAÇAO B.V.

By:	/s/ Aida Driesprong
	Name:	Aida Driesprong
	Title:	Managing Director

By:	/s/ Nejla Alberto – Doval
	Name:	Nejla Alberto – Doval
	Title:	Managing Director / Attorney-in-Fact

By Seller:

WACO HOLDINGS LTD.

By:	/s/ I.R. Gouverneur
/s/ M.L.M. de Rooy
	Name:	Selector Management Services, Inc.
	Title:	Director
	By:	I.R. Gouverneur, Managing Director
M.L.M. de Rooy, Attorney-in-Fact

[Signature Page to Stock Purchase Agreement]

By Seller:

ANGALO HOLDINGS LIMITED

By: FURMAN MANAGEMENT SA

By:	/s/ Vernon Emmanuel Salazar Zurita
	Name:	Vernon Emmanuel Salazar Zurita
	Title:	Director

By Seller:

ANDREW S. FRAZIER REVOCABLE TRUST UAD 5/24/2010

By:	/s/ Andrew S. Frazier
	Name:	Andrew S. Frazier
	Title:	Trustee

By Seller:
LIS GAINES

/s/ Steven M. Green with P.O.A. for Lis Gaines
By: Lis Gaines

[Signature Page to Stock Purchase Agreement]

By Seller:
DEREK HUGHES

/s/ Derek Hughes
By: Derek Hughes

By Seller:
ROBERT J. LIVINGSTON

/s/ Robert J. Livingston
By: Robert J. Livingston

By Seller:
THOMAS F. MULLIGAN

/s/ Thomas F. Mulligan
By: Thomas F. Mulligan

[Signature Page to Stock Purchase Agreement]

By the Acquiror:

VALIDUS SPECIALTY, INC.

By:	/s/ Robert F. Kuzloski
	Name:	Robert F. Kuzloski
	Title:	President, Chief Executive Officer, General Counsel and Secretary

By Parent:

VALIDUS HOLDINGS, LTD.

By:	/s/ Robert F. Kuzloski
	Name:	Robert F. Kuzloski
	Title:	Executive Vice President and General Counsel

[Signature Page to Stock Purchase Agreement]

ANNEX I
SELLERS
A. Entities

Seller	Number of Shares
1. Wendron Curaçao Holdings B.V., a Curaçao private limited liability company	36,238
2. Waco Holdings Ltd., a British Virgin Islands corporation	4,000
3. Angalo Holdings Limited, a Cayman Islands exempted company	1,145
4. Andrew S. Frazier Revocable Trust UAD 5/24/2010	100

B. Individuals

Seller	Number of Shares
1. Lis Gaines	433
2. Derek Hughes	350
3. Robert J. Livingston	445
4. Thomas F. Mulligan	280

I-1

ANNEX II

TRANSFERRED SUBSIDIARIES

1.	Western World Insurance Company

2.	Stratford Insurance Company

3.	Tudor Insurance Company

4.	Westco Insurance Managers, Inc.

5.	Westco Claims Management Services, Inc.

II-1

EXHIBIT A
FORM OF ESCROW AGREEMENT

EXHIBIT B
SELLER EXPENSES ESCROW AGREEMENT TERM SHEET